   As filed with the Securities and Exchange Commission on December 15, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                         CONTROL DELIVERY SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                                ---------------

         Delaware                     2834                   06-1357485
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     Jurisdiction of      Classification Code Number)  Identification Number)
     Incorporation or
      Organization)

                              313 Pleasant Street
                         Watertown, Massachusetts 02472
                                 (617) 926-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                           Thomas J. Smith, Chairman
                         Paul Ashton, President and CEO
                         Control Delivery Systems, Inc.
                              313 Pleasant Street
                         Watertown, Massachusetts 02472
                                 (617) 926-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
          Mary E. Weber, Esq.                    R. W. Smith, Jr., Esq.
              Ropes & Gray                 Piper Marbury Rudnick & Wolfe LLP
        One International Place                    6225 Smith Avenue
      Boston, Massachusetts 02110              Baltimore, Maryland 21209
             (617) 951-7000                          (410) 580-3000
          (617) 951-7050 (fax)                    (410) 580-3001 (fax)

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                  -----------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                   Amount of
       Title of each class of              Proposed maximum       registration
    securities to be registered      aggregate offering price (1)     fee
------------------------------------------------------------------------------
Common Stock, $0.01 par value per
 share.............................          $86,250,000            $22,770

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Subject to Completion, Dated        , 2001
[LOGO]
[LOGO OF CDS APPEARS HERE]

--------------------------------------------------------------------------------

      Shares

 Common Stock

--------------------------------------------------------------------------------

 This is the initial public offering of Control Delivery Systems, Inc., and we
 are offering             shares of our common stock. We anticipate that the
 initial public offering price will be between $     and $     per share. We
 have applied to list our common stock on the Nasdaq National Market under the symbol "CDSY."

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             Price  Underwriting  Proceeds to
             to     Discounts and Control Delivery
             Public Commissions   Systems
  Per share   $        $              $
  Total       $        $              $

 We have granted the underwriters the right to purchase up to additional shares to cover over-allotments.

 Deutsche Banc Alex. Brown
                         Banc of America Securities LLC
                                                                        SG Cowen


 The date of this prospectus is       , 2001.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

     [Inside Front Cover: This graphic will include a depiction of our Aeon implant.]

                               PROSPECTUS SUMMARY

   This summary highlights information described more fully elsewhere in this prospectus. This summary may not contain all information that you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes, before making an investment decision.

                                  Our Business

   We design, develop and manufacture innovative, sustained-release drug delivery products. Our products are designed to treat severe and chronic diseases that have limited or no effective treatment options and represent significant market opportunities. Using our proprietary platform technologies, we design our products to deliver the appropriate quantity of approved drugs directly to a target site at a controlled rate for a predetermined period of time ranging from days to years. We believe our proprietary platform technologies will allow us to extend the therapeutic value of a wide variety of drugs while virtually eliminating the variability of dosing and adverse systemic side effects characteristic of most traditional drug treatments.

   We have obtained Food and Drug Administration approval for and commercialized one product based on our patented Aeon platform technology and are leveraging this technology to develop four additional products currently in advanced clinical trials. Vitrasert, our Aeon product for the treatment of CMV retinitis, a blinding eye disease afflicting late-stage AIDS patients, has been sold since 1996 and is currently the most effective approved treatment for this disease. We have additional Aeon products in clinical trials for the treatment of diabetic macular edema, uveitis and age-related macular degeneration, three leading causes of blindness that affect over one million eyes in the United States. Two of these products have been granted fast track status by the Food and Drug Administration, and we expect both will commence pivotal clinical trials in early 2001. We expect that our third ophthalmic product, as well as our Aeon product for the treatment of brain tumors, will enter multi-center Phase II clinical trials in 2001. Our pipeline also includes products in pre-clinical development for the treatment of severe osteoarthritis and post-surgical pain.

   We have partnered with Bausch & Lomb Incorporated for the development and marketing of our products to treat eye diseases. Bausch & Lomb markets Vitrasert and has committed approximately $77 million to the joint development of our three ophthalmic product candidates, including milestone and license fee payments to us. In addition, Bausch & Lomb has agreed to pay us royalties on sales of our ophthalmic products. Bausch & Lomb is publicizing our Aeon platform technology under the Envision TD brand name.

                    Treatment of Severe and Chronic Diseases

   Severe and chronic diseases, such as blinding eye diseases, cancer, severe osteoarthritis, multiple sclerosis and Alzheimer's disease, afflict millions of people each year and are becoming more prevalent as the population ages. Despite continuing advances in medical and pharmaceutical technologies, current treatment options for many of these diseases are inadequate. Drug treatments for these diseases, where they exist, often offer only temporary or limited therapeutic benefits and cause harmful side effects. Some drugs are too potent to be delivered systemically in the quantities necessary for treatment, while others are theoretically effective but are unable to penetrate the natural barriers that surround some areas of the body. For drug treatment to be effective, the appropriate amount of drug must be delivered to the intended site in the body and be maintained there for an adequate period of time. The manner in which a drug is delivered can be as important to the ultimate therapeutic value of the treatment as the intrinsic properties of the drug itself.

              Advantages of Our Proprietary Platform Technologies

   Our proprietary platform technologies are designed to solve the problems posed by traditional drug delivery methods. Our lead platform technology, the Aeon system, consists of a drug core coated in a series of permeable polymer layers and partially encased in an impermeable polymer layer. Our second platform technology, the Codrug system, chemically links two or more synergistic drugs together. Key advantages of our platform technologies include:

  . Localized Delivery. We design our products to be implanted directly at a target site, using the natural barriers of the body to isolate and maintain high concentrations of drug at the target site.

  . Controlled Release Rate. We design our products to release drugs at a controlled rate in order to maintain the optimal dosage level at a target site and eliminate variability in drug concentration over time.

  . Extended Delivery. We design our products to deliver drugs for extended, predetermined periods of time ranging from days to years, eliminating the risk of inconsistent administration.

   In addition, because our products in clinical trials use drugs already approved for other indications and are based on our commercially validated platform technology, we believe we can develop these and future products in less time, at a lower cost and with less risk than is typically associated with drug discovery and development.

                                  Our Strategy

   Our objective is to revolutionize the treatment of the severe and chronic diseases that we target and to develop products that become the standard of care for these diseases. In order to achieve this objective, we intend to:

  . Focus on severe and chronic diseases that represent significant market opportunities,

  . Rapidly commercialize our products for blinding eye diseases,

  . Extend our platform technologies into additional therapeutic areas,

  . Optimize distribution of our products through marketing alliances and independent marketing, and

  . Expand our manufacturing, sales and marketing capabilities.

                                ----------------

   Control Delivery Systems, Inc. is located at 313 Pleasant St., Watertown, Massachusetts 02472. Our telephone number is (617) 926-5000 and our web site address is www.controldelivery.com. The information on our web site is not incorporated as a part of this prospectus.

   Aeon(TM) and Ceredur(TM) are our trademarks. Vitrasert(R) and Envision TD(TM) are trademarks of Bausch & Lomb Incorporated. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  The Offering

   Common stock offered by Control Delivery                      shares
Systems.......................................

   Common stock to be outstanding after this                     shares
offering......................................

   Use of proceeds............................  For research, development and commercialization of our
                                                products, expansion of our
                                                manufacturing facilities and
                                                general corporate purposes,
                                                including working capital

   Proposed Nasdaq National Market symbol.....  CDSY

   The number of shares of common stock to be outstanding upon completion of this offering is based on the number of shares of common stock outstanding as of November 30, 2000. This number assumes the conversion into common stock of all our preferred stock outstanding on that date. It excludes:

  . 207,092 shares of common stock issuable upon exercise of stock options outstanding as of November 30, 2000 with a weighted average exercise price of $23.40 per share, and

  . 37,402 shares of common stock issuable upon exercise of warrants outstanding as of November 30, 2000 with a weighted average exercise price of $53.74 per share.



                                ----------------

   Except as otherwise indicated, all information in this prospectus assumes:

  .  a    -for-    stock split immediately prior to the date of this
     prospectus,

  .  no exercise of the underwriters' over-allotment option,

  . the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering, and

  . the filing of an amended and restated certificate of incorporation effective upon the closing of this offering.

                             Summary Financial Data
                     (in thousands, except per share data)


                                                                   Nine Months
                                                                      Ended
                                Year Ended December 31,           September 30,
                          --------------------------------------  ---------------
                          1995   1996   1997     1998     1999     1999     2000
                          ----- ------ -------  -------  -------  -------  ------
Statement of Operations
 Data:
Revenues:
 Royalties..............  $ --  $1,076 $ 1,109  $   638  $   496  $   364  $  283
 License fees and
  collaborative research
  and development.......    402    928     --       --     1,889    1,148   3,283
 Government research
  grants................    229    217     240      477      400      265     610
                          ----- ------ -------  -------  -------  -------  ------
 Total revenues.........    631  2,221   1,349    1,115    2,785    1,777   4,176
                          ----- ------ -------  -------  -------  -------  ------
Operating expenses:
 Royalties..............      7    110     492      315      496      431     308
 Research and
  development ..........    515  1,075     845    1,156    1,550      996   2,523
 General and
  administrative .......     86    289     413      513      872      630   1,251
                          ----- ------ -------  -------  -------  -------  ------
 Total operating
  expenses..............    608  1,474   1,750    1,984    2,918    2,057   4,082
                          ----- ------ -------  -------  -------  -------  ------
Income (loss) from
 operations ............     23    747    (401)    (869)    (133)    (280)     94
Interest income, net....      7      1       7        3       39       29     307
                          ----- ------ -------  -------  -------  -------  ------
Net income (loss).......     30    748    (394)    (866)     (94)    (251)    401
Accretion on redeemable
 convertible preferred
 stock and warrants.....    --     --      --       --       --       --       79
                          ----- ------ -------  -------  -------  -------  ------
Net income (loss)
 attributable to common
 stockholders...........  $  30 $  748 $  (394) $  (866) $   (94) $  (251) $  322
                          ===== ====== =======  =======  =======  =======  ======
Net income (loss) per
 share:
 Basic..................  $0.02 $ 0.37 $ (0.20) $ (0.42) $ (0.05) $ (0.12) $ 0.16
 Diluted................  $0.02 $ 0.37 $ (0.20) $ (0.42) $ (0.05) $ (0.12) $ 0.15
Shares used in computing
 net income (loss) per
 share:
 Basic..................  2,000  2,000   2,000    2,050    2,066    2,065   1,953
 Diluted................  2,000  2,000   2,000    2,050    2,066    2,065   2,089
Unaudited pro forma
 basic and diluted net
 income (loss) per
 share..................                                 $ (0.03)          $ 0.15
Shares used in computing
 unaudited pro forma net
 income (loss) per
 share:
 Basic..................                                   2,708            2,594
 Diluted................                                   2,708            2,731

                                  September 30, 2000
                         --------------------------------------
                                                   Pro Forma
                         Actual   Pro Forma (1) As Adjusted (2)
                         -------  ------------- ---------------
                                           (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............ $31,028     $31,028
Working capital.........  28,320      28,320
Total assets............  32,007      32,007
Redeemable convertible
 preferred stock........  31,258         --
Total stockholders'
 (deficit) equity.......  (2,087)     29,171

--------
(1) Gives effect to the conversion of all outstanding shares of convertible preferred stock into common stock.
(2)  As adjusted to reflect the net proceeds from the sale of    shares of
     common stock in this offering, at an assumed initial public offering price
     of $     per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business and prospects could suffer significantly. In any of these cases, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

We may not successfully develop and commercialize our proposed products.

   For our business to succeed, we must successfully research, develop and obtain regulatory approval for our proposed drug delivery products, and then successfully manufacture and market these products, either alone or through collaboration with others. The development, regulatory approval and commercialization process is long and uncertain. To date, we have completed this process only for our Vitrasert product, which we do not expect will generate a material portion of our future revenues. We may not be successful in commercializing any other products. Our proposed products may:

  . be ineffective or cause harmful side effects,

  . fail to receive regulatory approval on a timely basis or at all,

  . be difficult to manufacture on a commercial scale,

  . not be accepted by physicians or patients,

  . fail to receive a sufficient level of reimbursement from government or third-party payors, or

  . infringe on proprietary rights of others.

We may not successfully complete clinical trials necessary to obtain regulatory approval to market our proposed products.

   We must obtain approval from the Food and Drug Administration, or FDA, to manufacture and market pharmaceutical products in the United States. Other countries have similar requirements. Before we can obtain governmental approval, we must demonstrate through pre-clinical studies and clinical trials that each product is safe and effective for human use for each targeted disease. Failure to successfully complete clinical trials for our products may materially harm our prospects and future revenue.

   Of our products, only Vitrasert has been approved for sale in the United States and foreign countries. Some of our other proposed products are in various stages of clinical testing. We plan to continue clinical trials to assess the safety and effectiveness of these products, but we may not be permitted to do so. We also have products in pre-clinical development. We have not submitted investigational new drug applications or begun clinical trials for these products. We may never successfully complete our development efforts or file investigational new drug applications for these products due to unfavorable results from pre-clinical testing or other reasons.

   Results from pre-clinical testing and early clinical trials often do not accurately predict results of later clinical trials. A product may show promising results in pre-clinical testing or clinical trials, yet further trials may ultimately fail to establish the safety and efficacy of the product. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. We may encounter regulatory delays or rejections as a result of other factors, including changes in regulatory policy during the development of new products.

   One of the purposes of clinical trials is to determine appropriate dosage levels. Drugs being utilized in our proposed ophthalmic products have known dose-related localized side effects including cataracts and elevated intraocular pressure. In several early clinical trials, we evaluated three dosage levels in 37 eyes. Four patients experienced unacceptable intraocular pressure requiring surgery, all but one of whom received the highest dosage level. As a result, we will be evaluating the two lower drug dosages in our subsequent trials.

   Our proposed products may cause unacceptable side effects, which could delay, limit or prevent their regulatory approval. In our clinical trials, six implants have been removed. Three were removed because of intra-retinal bleeding or optic nerve swelling, one was removed because of high intraocular pressure, one was removed in connection with a cataract operation, and one was removed because of a post-operative infection. We cannot be sure that these or other side effects will not occur or be more serious in other patients.

   If a product fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other products and hinder our ability to conduct related pre-clinical testing and clinical trials. As a result of these failures, we may also be unable to partner with additional collaborators or to obtain additional financing.

   If we complete clinical trials for a product, we may fail to complete and submit a new drug application as scheduled. If we submit a new drug application for a product, the FDA may not clear our application in a timely manner, may require the completion of additional clinical trials as a condition of approval or may deny the application entirely. Failure to gain regulatory approval of a new product after spending substantial time, effort and expense conducting and overseeing clinical trials would have a material adverse effect on our revenues and prospects.

Clinical trials may take longer and cost more than we expect.

   Conducting clinical trials is a lengthy, time-consuming and expensive process. We have incurred and will continue to incur substantial expense for, and devote a significant amount of time to, pre-clinical testing and clinical trials.

   Completion of clinical trials may take several years or more. The length of time can vary substantially with the type, complexity, novelty and intended use of the product. Our commencement and rate of completion of clinical trials may be delayed by many factors, including the following:


  . our inability to attract clinical investigators for our trials,

  . our inability to recruit patients at the expected rate,

  . failure of the trials to demonstrate a product's safety or efficacy,

  . our inability to follow patients adequately after treatment,

  . our inability to predict unforeseen safety issues,

  . our inability to manufacture sufficient quantities of materials to use for clinical trials, and

  . unforeseen governmental or regulatory delays.

Our products, if approved, may not gain market acceptance.

   Physicians, patients, third-party payors, and the medical community may not accept or utilize our products. The degree of market acceptance of any products we develop will depend on a number of factors, including:

  . demonstration of their clinical efficacy and safety,

  . their cost-effectiveness,

  . their potential advantages and disadvantages compared to alternative treatment methods,

  . the success of the marketing and distribution efforts of us and our partners, and

  . reimbursement policies of government and third-party payors.

   If our products do not achieve significant market acceptance, we will be unable to generate significant revenue and our business and financial condition will be materially adversely affected.

Our limited operating history makes it difficult to evaluate our future prospects.

   You can only evaluate our business based on a limited operating history. Since our incorporation, we have engaged primarily in research and development, licensing technology, raising capital and recruiting scientific and management personnel. We expect that royalties from sales of Vitrasert, our one commercial product, will not comprise a significant portion of our future revenue. Our limited history of operations may be inadequate to enable you to assess our ability to successfully develop and commercialize products, achieve market acceptance and respond to competition. We expect to encounter risks, costs and difficulties frequently encountered by companies in an early stage of development. Many of these risks are unknown, but they include those associated with managing our growth, the uncertain cycle of developing commercial products and the marketing and distribution of our products. Our failure to identify and successfully address these risks would harm our business and prospects.

We may not achieve or maintain significant profitability.

   We have incurred operating losses in each of our last three years and, as of September 30, 2000, we had an accumulated deficit of approximately $3.3 million. We expect to continue to incur losses over at least the next several years as we continue to incur increasing costs for research and development, clinical trials and other purposes. Our ability to achieve consistent profitability depends upon our ability, alone or with others, to complete development, obtain required regulatory clearances and manufacture and market our products. Development of drug delivery products is costly and requires significant investment. We may be unable to generate sufficient revenue in the future to recover the capital we invest in developing products or to generate significant profits.

If we revise our estimates of the costs of completing research and development activities under an agreement, we may recognize less revenue and reduce our profitability.

   Recently, we have generated significant revenues from research and development activities under our 1999 agreement with Bausch & Lomb. We use the retrospective percentage of completion method of accounting, which means that we recognize revenues from nonrefundable license fees, milestone payments and collaborative research and development based on actual costs incurred in relation to total estimated costs to complete research and development activities under the applicable research and development agreement at each reporting period. Unforeseen events and circumstances may cause us to increase our estimates of the costs associated with completing research and development activities under the 1999 Bausch & Lomb agreement or other similar agreements. Revisions in these cost estimates, may require us to recognize significantly less revenues than anticipated, or in some cases, even recognize negative revenues for a particular period. An increase in cost estimates, without further reimbursment from a collaborative partner, would adversely affect our revenues and profitability, and may cause a negative reaction in the investment community, causing our stock price to fall.

We rely on Bausch & Lomb, and in the future may rely on other third parties, to manufacture, market, distribute and sell our products. Failure of these third parties to perform may harm our results.

   Bausch & Lomb has exclusive rights to sell any products we develop to treat conditions of the eye, including Vitrasert and our products currently in clinical trials for the treatment of three additional blinding eye diseases. We derived 57.2% of our total revenues in 1998 and 85.7% of our total revenues in 1999 from our agreements with Bausch & Lomb. We may enter into agreements with other third parties to manufacture, market and sell other products we develop. However, we may be unable to establish or maintain these third-party relationships on a commercially reasonable basis, if at all. We do not control the timing and other aspects of marketing of our products by

Bausch & Lomb, and may not control marketing efforts of other third parties, who may have priorities that differ from ours. Our reliance on third parties may result in unexpected delays or a failure to market and commercialize our products successfully. If Bausch & Lomb or another third party fails to successfully manufacture, market or sell our products on a timely basis, we may not generate revenue or achieve or maintain profitability.

If Bausch & Lomb terminates its agreements with us, we may not have the funding or expertise to develop, manufacture, market and sell our existing and planned ophthalmic products.

   Bausch & Lomb can terminate its agreements with us at any time without cause and on short notice. Bausch & Lomb may change its strategic focus, pursue alternative technologies or develop competing products. Since we do not currently have the manufacturing or sales and marketing capabilities to fully commercialize all of our proposed products, any breach or termination of our agreements by Bausch & Lomb could delay or stop the commercialization of our drug delivery products for the treatment of eye disease.

We may not successfully manage our growth.

   Our success will depend upon the expansion of our operations and the effective management of growth, which will place significant strains on our management and on our administrative, operational and financial resources. To manage our growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we cannot manage our growth effectively, our business will be harmed.

We may not successfully develop adequate manufacturing capabilities.

   We have limited manufacturing experience and have no experience manufacturing our products on a commercial scale. We intend to develop the capacity to manufacture our own products at an acceptable cost from early clinical trials through commercialization. We anticipate that the development of commercial-scale manufacturing processes will be complex and expensive. We may be unable to develop this manufacturing capability in a cost-effective, timely fashion, or at all.

   The manufacture of drugs for clinical trials and for commercial sale is subject to regulation by the FDA and other regulators. The FDA, foreign regulators or both may not approve our facilities or, once they are approved, may not continually certify them as compliant with their manufacturing standards. Any unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market.

We may not successfully develop marketing, sales and distribution capabilities.

   We do not have any internal marketing, sales or distribution capabilities. However, we plan to develop them for some of our products that do not treat eye disease. The costs of developing these capabilities may exceed our estimates. It also may take us longer than we expect to develop these capabilities. Our marketing and sales efforts may not compete successfully against companies with extensive and well-funded marketing and sales operations. We also may be unable to engage qualified distributors. Even if we engage these distributors, they may:

  . fail to satisfy financial or contractual obligations to us, . fail to adequately market our products, . cease operations with little or no notice to us, or . offer, design, manufacture or promote competing products.

   If we fail to develop sales, marketing and distribution channels, we will be unable to commercialize products ourselves.

We may experience difficulty raising needed capital in the future.

   We have expended and will continue to expend substantial funds to complete the research, development, clinical testing, manufacturing and commercialization of our products. We believe our current level of cash and anticipated future revenues under our existing agreements will generate adequate capital for the next two years. However, we may require additional funds for the research, development and testing of our products, as well as for the development of internal manufacturing, marketing and sales capacities, if any of these activities takes longer or costs more than we expect or if our existing agreements are terminated. We may seek to raise additional funds through equity or debt financings, collaborative arrangements or other sources, any of which may dilute your ownership in us. Additional financing may not be available on acceptable terms, if at all. If our operations require more funds than we anticipate or our sources of financing do not produce adequate funds, we may have to delay, reduce the scope of, or eliminate one or more of our development programs, which would materially curtail our business and growth and harm our prospects.

We may not retain our key personnel or be able to hire additional qualified personnel.

   Our success will depend to a significant degree upon the continued services of key management, technical and scientific personnel, including Thomas Smith, our Chairman, and Paul Ashton, our President and Chief Executive Officer. Although we intend to obtain key man life insurance policies for each of Drs. Smith and Ashton, we may be unable to obtain this insurance or it may not adequately compensate us for the loss of their services. In addition, we must attract and retain other highly skilled personnel. Competition for qualified personnel is intense, and the process of hiring and integrating qualified personnel is often lengthy. We may not recruit qualified personnel on a timely basis, if at all. Our management and other employees may voluntarily terminate their employment with us at any time. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays or failures in product development or approval, loss of sales and diversion of management resources.

The manufacture, use, sale, importation and distribution of the controlled substances some of our products deliver are subject to regulation by state, federal and foreign law enforcement and other regulatory agencies. If we fail to comply with these regulations, we may be subject to delay or enforcement actions that may hinder our growth and harm our financial condition.

   Some of our products currently under development contain, and our products in the future may contain, controlled substances which are subject to state, federal and foreign laws and regulations regarding their manufacture, use, sale, importation and distribution. For our products containing controlled substances, we and our suppliers, contractors, customers and distributors are required to obtain and maintain registrations from state, federal and foreign law enforcement and regulatory agencies. We also must comply with state, federal and foreign laws and regulations regarding the manufacture, use, sale, importation and distribution of controlled substances. These regulations are extensive and include regulations governing manufacturing, labeling, packaging, testing, dispensing, production and procurement quotas, record keeping, reporting, handling, shipment and disposal. Failure to obtain and maintain required registrations or comply with any applicable regulations could delay or preclude us from developing and commercializing our products containing controlled substances, subject us to enforcement action or both. In addition, because of their restrictive nature, these regulations could limit commercialization of our products containing controlled substances.

Competition in the pharmaceutical industry is intense. If we fail to compete effectively, our financial results will suffer.

   We expect to face intense competition from academic institutions, government agencies, research institutions and biotechnology and pharmaceutical companies, including other drug delivery companies, who are working to develop and market other drugs, drug delivery products, vaccines and methods of preventing or treating diseases on which we focus.

   We are a relatively new enterprise and are engaged in the development of novel therapeutic technologies. As a result, our resources are limited, and we may experience technical challenges inherent in novel technologies. The capital resources, manufacturing and marketing experience, research and development resources and production facilities of many of our competitors are much greater than ours. Many of them also have much more experience in pre-clinical testing and clinical trials and in obtaining FDA and foreign approvals. In addition, they may succeed in obtaining patents that would make it difficult or impossible for us to compete with their products.

   We expect that our proposed products, if approved, will compete with existing therapies for our targeted diseases as well as new drugs, therapies, drug delivery systems or technological approaches that may be developed to treat these diseases or their underlying causes. Any of these drugs, therapies or systems may receive government approval or gain market acceptance more rapidly than our proposed products, may offer therapeutic or cost advantages or may cure our targeted diseases or their underlying causes completely. As a result, our proposed products may become noncompetitive or obsolete.

The demand for our products may change rapidly as a result of technological innovations by our competitors.

   Major technological changes can happen quickly in the biotechnology and pharmaceutical industries, and the development by competitors of technologically improved or different products may make our proposed products obsolete or noncompetitive. In addition, new treatments for our targeted diseases may reduce demand for our products. For example, sales of our product for the treatment of CMV retinitis, a disease which affects people with late-stage AIDS, have declined significantly because of new treatments that delay the onset of late-stage AIDS.

Patent protection for our products is important and uncertain. If we do not protect our intellectual property, we will be subject to increased competition.

   The following factors are important to our success:
  . protecting and maintaining our proprietary rights to our intellectual property,
  . protecting our proposed products with our current or new patents, . maintaining our trade secrets,
  . not infringing on the proprietary rights of others, and . preventing others from infringing our proprietary rights.

   We will be able to protect our proprietary products and processes from unauthorized use by third parties only to the extent that our proprietary products and processes are covered by valid and enforceable patents or are effectively maintained as trade secrets.

   We try to protect our proprietary technology by filing United States and foreign patent applications related to the proprietary technology, inventions and improvements that are important to the development of our business and hold exclusive licenses of patent rights that are important to our business. Because patents involve complex legal and factual questions, we cannot predict their enforceability with certainty. Patents may be challenged, invalidated or circumvented.

   Our patent position, like that of other biotechnology, pharmaceutical or medical device companies, is highly uncertain. The standards which the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is no uniform worldwide policy among patent offices regarding the subject matter and scope of claims granted or allowable in medical device or pharmaceutical patents. Consequently, we cannot be certain as to the type and scope of patent claims that may be issued to us in the future. Further, there is no uniform worldwide jurisprudence regarding the scope of claims granted or allowable in medical device or pharmaceutical patents. As a result, we cannot be certain as to the type and scope of patent claims that may be upheld or enforceable by a court of law. Even if we are able to develop commercially significant patent positions, our patents may not be upheld or may be substantially narrowed in litigation.

   Pre-existing patents or prior art may reduce the scope or the value of, or even invalidate, our patents or those to which we have exclusive rights and affect our ability to market and sell our products. Others may hold conflicting patents or have conducted research or made published discoveries of compounds or processes that precede our discoveries and prevent us from obtaining patent protection for our own technologies or narrow the scope of any protection obtained. There could be a material adverse effect on our business and future prospects if third-party patents or patent applications have priority over any of our patents or patent applications. Any reduction in scope or invalidation of our patents may prevent us from extending our products into new therapeutic areas or enable other companies to develop products that compete with ours on the basis of similar technology. As a result, any patents that we own or license from others may not provide any or sufficient protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology. The laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States.

   We have exclusive licenses with the University of Kentucky Research Foundation. The University of Kentucky Research Foundation can terminate these licenses if we fail to perform our duties under the agreements. If we breach these license agreements and lose the ability to employ the technology licensed to us under these agreements, our prospects will be materially harmed. Any disputes that arise out of these license agreements may be very costly to litigate. Spending substantial funds litigating a dispute regarding these license agreements may materially and adversely affect our financial condition.

   We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with parties that have access to it, such as our corporate partners, collaborators, employees, and consultants. Any of these parties may breach the agreements and disclose our confidential information, or our competitors might learn of the information in some other way. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected.

   Obtaining and protecting patent and proprietary rights can be expensive. If a competitor files a patent application claiming technology also invented by us or our licensors, we may have to participate in an interference proceeding before the United States Patent and Trademark Office to determine who invented the technology. We, or our licensors, may also need to participate in interference proceedings involving our issued patents, or patents of our licensors, and pending applications of another entity. Our participation in an interference proceeding would require us to spend significant amounts of time and money. Opposition proceedings challenging the validity of our patents in Europe may lead to the limitation or revocation of the challenged patents. An unfavorable outcome in either of these proceedings could require us to cease using the technology or to license rights from prevailing third parties. A prevailing third party may only offer us a license on terms that are unacceptable to us.

   We may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third-party proprietary rights. We could incur substantial costs in connection with any litigation and our management's efforts would be diverted, regardless of the results of the litigation.

An unfavorable result in litigation could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, or require us to license the disputed rights from third parties. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable, or if we are unable to redesign our products or processes to avoid infringement.

Others may assert that our technology infringes their intellectual property rights.

   We do not believe that any of our proposed products infringe the patents of any third party, but we may be subject to infringement claims in the future. Because pending United States patent applications are not publicly disclosed until the patent is issued, we cannot be certain that there are no pending applications that, if issued, would restrict our ability to manufacture and sell our proposed products. The defense of any claims of infringement made against us by third parties could involve significant legal costs and require our management to divert time and attention from our business, regardless of the outcome of the litigation. If we are unsuccessful in defending against any claims of infringement, we may be forced to obtain licenses or to pay royalties to manufacture or sell our proposed products. We may not be able to obtain necessary licenses on commercially reasonable terms, or at all. If we fail to obtain necessary licenses or other rights, or if these licenses are too costly, we may be unable to manufacture or sell our products or our expected financial results may be adversely affected by increases in costs to license third-party technology.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payors, or if new restrictive legislation is adopted, market acceptance of our proposed products may be limited.

   Our ability to commercialize our products successfully will depend in part on the extent to which health care providers receive appropriate reimbursement levels from governmental authorities, private health insurers and other organizations for our products and related treatments. Third-party payors are increasingly challenging the prices charged for medical products and services. The trend toward managed health care in the United States, including the emergence of large health maintenance organizations, and legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for or rejection of our products.

   In some foreign markets, medical care is subject to government control. In the United States, the United States Congress and state legislatures will likely continue to focus on health care reform, reform of the Medicare and Medicaid system, and the cost of medical care generally. The adoption of any legislative or regulatory proposals of this type could materially harm our business.

We could be exposed to significant product liability claims which could be time-consuming and costly, divert management attention and adversely affect our ability to obtain and maintain insurance coverage.

   The testing, manufacture, marketing and sale of our products involve an inherent risk that product liability claims will be asserted against us. We are insured against claims up to $2 million in the aggregate in connection with clinical trials and commercial sales of our products. However, this insurance may not fully cover the costs of claims or damages we might be required to pay. Product liability claims or other claims related to our products, regardless of their outcome, could require us to spend significant time and money in litigation, divert management time and attention and require us to pay significant damages. Any successful product liability claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable or reasonable terms. Product liability coverage may cease to be available in sufficient amounts or at an acceptable cost. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could also significantly harm our reputation and delay or prevent market acceptance of our products.

The market price of our common stock after this offering may fluctuate widely and rapidly.

   There is currently no public market for our common stock, and an active trading market may not develop or be sustained after this offering. We and the underwriters' representatives will negotiate an initial public offering price that may not be indicative of the market price for our common stock after this offering. As a result, the market price of our stock could fall below the initial public offering price.

   The market price of our common stock could fluctuate significantly as a result of many factors including:

  . the receipt and timing of FDA approval of our products, if granted,

  . the receipt of payments from collaborative development partners,

  . our financial performance,

  . failure to meet analysts' or investors' expectations,

  . economic and stock market conditions,

  . changes in evaluation and recommendation by securities analysts following our stock,

  . earnings and other announcements by, and changes in market evaluations of, other companies in our industry,

  . changes in business or regulatory conditions,

  . announcements or implementation by us or our competitors of technological innovations or new products,

  . the trading volume of our common stock, or

  . other factors unrelated to our company or industry.

   The securities of many technology and pharmaceutical companies have experienced extreme price and trading volume fluctuations in recent years, often unrelated or disproportionate to the companies' operating performances. Following periods of volatility in the market price of a company's securities, stockholders often have instituted securities class action litigation against that company. If we become involved in a class action suit, it could divert the attention of management, and, if adversely determined, could have a material, negative impact on our financial condition.

Substantial sales of our common stock after the offering could cause our stock price to fall.

   Our sale or the resale by our stockholders of shares of our common stock after this offering could cause the market price of our common stock to
decline. After this offering, we will have            shares of common stock
outstanding. Of these shares, the              shares sold in this offering
will be freely transferable without restriction.

   As of November 30, 2000, options to purchase 207,092 shares of our common stock were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to five years following the date of grant. We intend to file a registration statement following this offering to permit
the sale of              shares of our common stock to cover these shares. In
addition, as of November 30, 2000, warrants to purchase 37,402 shares of our common stock were outstanding and exercisable. The shares received upon exercise of these warrants may become freely tradable at various points over the next years, depending upon the method of exercise.

   Substantially all of our stockholders will have signed lock-up agreements before the commencement of this offering. Under these lock-up agreements, these stockholders have agreed, subject to certain limited exceptions, not to sell any shares owned by them as of the effective date of this prospectus for a period of 180 days thereafter, unless they first obtain the written consent of the managing underwriter. At the end of 180 days, unless earlier waived by the managing underwriter, lock-up restrictions
covering approximately            shares of our common stock will end.

   The holders of 641,642 shares of common stock issuable upon conversion of preferred stock will have the right in certain circumstances to require us to register their shares for resale to the public. Please read our discussion of registration rights under "Description of Capital Stock."

You will experience immediate and substantial dilution.

   If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately
$     per share, representing the difference between our net tangible book value per share after giving effect to this offering and the initial public offering price. For more information, see "Dilution."

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions of our certificate of incorporation and by-laws and Delaware law.

   Provisions in our certificate of incorporation, in our by-laws and under Delaware law could make it difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and by-laws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

  . a board of directors that is staggered in three classes,

  . advance notification procedures for matters to be brought before stockholder meetings,

  . a limitation on who may call stockholder meetings,

  . a prohibition on stockholder action by written consent, and

  . an authorization of 20,000,000 shares of undesignated preferred stock that we may issue with special rights, preferences and privileges and that we could use, for example, to implement a rights plan or poison pill.

   We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. These provisions could have the effect of delaying or preventing a change in control. For a more complete discussion of these provisions of Delaware law, please see "Description of Capital Stock-- Anti-Takeover Provisions--Delaware Law."

Our affiliates can control matters requiring stockholder approval because they own a large percentage of our common stock, and they may vote this common stock in a way with which you do not agree.

   After this offering, our affiliates will own approximately   % of the
outstanding shares of our stock. As a result, if these persons act together, they will have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including the election of directors, a sale of substantially all our assets, a merger with another entity or an amendment to our certificate of incorporation. If they act together, these stockholders could use their ownership position to delay, deter or prevent a change in control. Also, their aggregate ownership could adversely affect the price that investors might be willing to pay in the future for shares of our common stock.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, performance or achievements to be materially different than any expressed or implied by these statements. In some cases, you can identify these statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

   Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee future results, performance or achievements. Except as otherwise required by federal securities laws, we are under no duty to update any of the statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from this offering of
approximately $          , at an assumed initial public offering price of
$      per share, net of estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds will be $ million.

   We expect to use these proceeds for research, development and commercialization of our products, expansion of our manufacturing facilities, and general corporate purposes, including working capital. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the remaining net proceeds we will have upon completion of the offering. Accordingly, our management will have broad discretion in the application of the net proceeds.

   Pending these uses, we intend to invest the net proceeds in interest-bearing, investment-grade instruments, certificates of deposit, or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

   We have never declared or paid dividends on our capital stock and do not anticipate declaring or paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion of our business.

                                 CAPITALIZATION

   The following table sets forth the following information as of September 30, 2000:

  . our actual capitalization,

  . our pro forma capitalization after giving effect to the filing of an amendment to our certificate of incorporation immediately prior to the closing of this offering to authorize 100,000,000 shares of common stock, eliminate all existing series of preferred stock and authorize 20,000,000 shares of undesignated preferred stock, and the conversion of all outstanding convertible preferred stock into common stock, and

  . our pro forma as adjusted capitalization, reflecting the sale of shares of common stock in this offering at an assumed initial public
    offering price of $      per share, after deducting the underwriting
    discounts and commissions and estimated offering expenses.

                                                   As of September 30, 2000
                                                              (1)
                                                  -----------------------------
                                                             Pro     Pro Forma
                                                  Actual    Forma   As Adjusted
                                                  -------  -------  -----------
                                                        (in thousands)
Series A redeemable convertible preferred stock,
 $0.01 par value; 650,000 shares authorized,
 641,642 shares issued and outstanding, actual;
 no shares authorized, issued and outstanding,
 pro forma and pro forma as adjusted ...........  $31,258  $   --      $
                                                  =======  =======     =====
Stockholders' equity (deficit):
  Undesignated preferred stock, $0.01 par value;
   1,350,000 shares authorized, no shares issued
   and outstanding, actual; 20,000,000 shares
   authorized, no shares issued and outstanding,
   pro forma and pro forma as adjusted..........      --       --
  Common stock, $0.01 par value; 3,000,000
   shares authorized, 1,847,500 shares issued
   and outstanding, actual; 100,000,000 shares
   authorized, 2,489,142 shares issued and
   outstanding pro forma; 100,000,000 shares
   authorized,     shares issued and
   outstanding, pro forma as adjusted...........       18       25
  Additional paid-in capital....................    1,561   32,812
  Deferred compensation.........................     (405)    (405)
  Accumulated deficit...........................   (3,261)  (3,261)
                                                  -------  -------     -----
    Total stockholders' (deficit) equity........   (2,087)  29,171
                                                  -------  -------     -----
      Total capitalization......................  $29,171  $29,171     $
                                                  =======  =======     =====

--------
(1) Excludes 213,600 shares subject to outstanding options with a weighted average exercise price of $10.56 per share and 37,402 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $53.74 per share, in each case as of September 30, 2000.

                                    DILUTION

   Our pro forma net tangible book value as of      was $    , or $      per
share, assuming conversion of all outstanding shares of convertible preferred stock into shares of our common stock on the closing of this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, and then divided by the total number of shares of common stock outstanding after giving effect to the automatic conversion of all shares of outstanding preferred stock upon closing of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount paid per share by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion
of this offering. After giving effect to the sale of the         shares of
common stock offered by us at an assumed initial public offering price of
$      per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable, our pro forma net tangible
book value at would have been $      million or $      per share of common
stock. This represents an immediate increase in pro forma net tangible book
value of $      per share to existing stockholders and an immediate dilution of
$      per share to new investors purchasing shares at the initial public offering price. The following table illustrates this dilution on a per share basis:

   Assumed public offering price.....................................      $
                                                                           ----
     Pro forma net tangible book value as of     .................... $
     Increase attributable to new investors..........................
                                                                      ----
   Pro forma net tangible book value after the offering..............
                                                                           ----
   Dilution to new investors.........................................      $
                                                                           ====

   The following table summarizes, as of     , the differences between the
existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share:

                                             Shares         Total
                                           Purchased    Consideration   Average
                                         -------------- --------------   Price
                                         Number Percent Amount Percent Per Share
                                         ------ ------- ------ ------- ---------
Existing stockholders...................             %  $           %    $
New investors...........................
                                          ---     ---   -----    ---
    Totals..............................             %  $           %
                                          ===     ===   =====    ===

   The preceding tables assume no issuance of shares of common stock under our
stock plans after     . As of     ,     shares were subject to outstanding
options at a weighted average exercise price of $     per share. This table
also assumes no exercise of the warrants outstanding as of for shares of common stock at a weighted average exercise price of $ per share. If all of these options and warrants were exercised, then the total dilution per share
to new investors would be $    .

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   You should read the selected historical financial data set forth below in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999 are derived from financial statements included elsewhere in the prospectus that have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of December 31, 1997 are derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 2000 and the balance sheet data as of September 30, 2000 have been derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of the information. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from our unaudited financial statements that are not included in this prospectus and which include, in our opinion, all adjustments necessary for a fair presentation of such data. Historical results are not necessarily indicative of results to be expected for any future period.

                                                                     Nine Months
                                                                        Ended
                                   Year Ended December 31,          September 30,
                              ------------------------------------  --------------
                               1995   1996   1997    1998    1999    1999    2000
                              ------ ------ ------  ------  ------  ------  ------
Statement of Operations
 Data:
Revenues:
 Royalties..................  $  --  $1,076 $1,109  $  638  $  496  $  364  $  283
 License fees and
  collaborative research and
  development...............     402    928    --      --    1,889   1,148   3,283
 Government research
  grants....................     229    217    240     477     400     265     610
                              ------ ------ ------  ------  ------  ------  ------
  Total revenues ...........     631  2,221  1,349   1,115   2,785   1,777   4,176
                              ------ ------ ------  ------  ------  ------  ------
Operating expenses:
 Royalties..................       7    110    492     315     496     431     308
 Research and development...     515  1,075    845   1,156   1,550     996   2,523
 General and
  administrative............      86    289    413     513     872     630   1,251
                              ------ ------ ------  ------  ------  ------  ------
  Total operating expenses..     608  1,474  1,750   1,984   2,918   2,057   4,082
                              ------ ------ ------  ------  ------  ------  ------
Income (loss) from
 operations.................      23    747   (401)   (869)   (133)   (280)     94
Interest income, net........       7      1      7       3      39      29     307
                              ------ ------ ------  ------  ------  ------  ------
Net income (loss)...........      30    748   (394)   (866)    (94)   (251)    401
Accretion on redeemable
 convertible preferred stock
 and warrants...............     --     --     --      --      --      --       79
                              ------ ------ ------  ------  ------  ------  ------
Net income (loss)
 attributable to common
 stockholders...............  $   30 $  748 $ (394) $ (866) $  (94) $ (251) $  322
                              ====== ====== ======  ======  ======  ======  ======
Net income (loss) per share:
 Basic......................  $ 0.02 $ 0.37 $(0.20) $(0.42) $(0.05) $(0.12) $ 0.16
 Diluted....................  $ 0.02 $ 0.37 $(0.20) $(0.42) $(0.05) $(0.12) $ 0.15
Shares used in computing net
 income (loss) per share:
 Basic......................   2,000  2,000  2,000   2,050   2,066   2,065   1,953
 Diluted ...................   2,000  2,000  2,000   2,050   2,066   2,065   2,089
Unaudited pro forma basic
 and diluted net income
 (loss) per share...........                                $(0.03)         $ 0.15
Shares used in computing
 unaudited pro forma net
 income (loss) per share:
 Basic......................                                 2,708           2,594
 Diluted ...................                                 2,708           2,731

                                 (in thousands)

                                      December 31,
                         -------------------------------------------  September 30,
                          1995     1996     1997     1998     1999        2000
                         -------  -------  -------  -------  -------  -------------
Balance Sheet Data:
Cash and cash
 equivalents............ $   101  $   176  $   124  $   129  $ 1,144    $ 31,028
Working capital.........    (749)      (2)    (535)    (485)    (522)     28,320
Total assets............     148      568      375      286    1,525      32,007
Redeemable convertible
 preferred stock........     --       --       --       --       --       31,258
Total stockholders'
 deficit................    (956)    (207)    (597)    (449)    (253)     (2,087)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis of our financial condition and results of operations in conjunction with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus.

Overview

   We design, develop and manufacture innovative sustained-release drug delivery products. Since our founding in 1991, we have been primarily engaged in the research and development of products using our proprietary platform technologies. To date, we have developed one commercial product, Vitrasert, which has been sold since 1996. We have four additional products in advanced clinical trials. Our revenues have consisted primarily of royalties, license fees and payments for research and development under our two collaborative licensing and development agreements. We have also earned revenue from government research grants.

   We have licensed a number of key patents relating to aspects of our platform technologies from the University of Kentucky Research Foundation, or the UKRF. Under these agreements, we must pay royalties to the UKRF.

   In December 1992, we entered into a licensing and development agreement with Chiron Vision Corporation for the development and commercialization of Vitrasert. Under this agreement, we earned a total of approximately $2.3 million in collaborative research and development revenue from 1993 to 1996. Chiron began selling Vitrasert in 1996 following Food and Drug Administration approval, and paid us royalties on those sales. When Bausch & Lomb Incorporated acquired Chiron Vision Corporation in 1997, Bausch & Lomb assumed this agreement on the same terms. Bausch & Lomb continues to market and sell Vitrasert and pay us royalties on those sales. Improvements in the treatment of AIDS/HIV have significantly decreased the incidence of CMV retinitis, and, as a result, our royalty revenue from sales of Vitrasert has declined each year since 1997. The royalties we pay to the UKRF on these sales have declined proportionately.

   In June 1999, we entered into a licensing and development agreement with Bausch & Lomb to develop and market products for the treatment of other eye diseases. Under this agreement, Bausch & Lomb has paid us $2.5 million in license fees, is funding the joint development of our three proposed products for the treatment of blinding eye disease and has agreed to make additional payments to us if we achieve milestones with respect to the development of these products. Bausch & Lomb has an exclusive license to market and sell our products for the treatment of eye disease and has agreed to pay us royalties on sales of these products.

   We have also received government research grants that fund the cost of research and development relating to aspects of our proposed products. The government reimburses us for actual expenditures made for research authorized under these grants.

Revenue Recognition Policy

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which clarifies the Securities and Exchange Commission's views regarding recognition of revenue. We adopted SAB 101 retroactively to 1993.

   We recognize nonrefundable license fees, milestone payments and collaborative research and development payments under licensing and development agreements as revenue on a retrospective percentage of completion basis. The cost of the total effort to complete the expected research and development activities under an agreement is estimated from the commencement date. At each reporting period, we determine the cost of the effort that has been incurred to date and divide this amount by the amount of total expected research and development costs under an agreement. Revenue is recognized for license fees, milestone payments and collaborative research and development payments by multiplying the resulting percentage completion by the total license, milestone and research and development revenues we expect to receive under that agreement, then subtracting revenue previously recognized. The remainder is spread over the remaining performance period in a similar manner. Total revenues we expect to receive under the agreement include amounts due from the collaborative partner at the time a contingency has been removed and the collaborative partner becomes obligated to make a payment related to achievement of a milestone. Payments received in advance of being earned are recorded as deferred revenue.

   We evaluate all collaborative agreements on a monthly basis to determine the appropriate revenue recognition for that period. The evaluation includes all of the potential revenue components from each specific collaborative agreement.

   In contrast to our recognition of a portion of license fees and milestone payments over the remainder of the underlying contract, we recognize the corresponding royalty due to the UKRF as expense in full upon receipt of the payment from our development partners. Consequently, we will generally recognize the royalty expense for license fees and milestone payments in earlier periods than we recognize the corresponding revenue. We expect that revenues from license fees and milestone payments will cause our total revenues and net income or loss to fluctuate in the future depending upon whether and when we earn these payments.

   Royalty revenue is recognized based on actual sales of licensed products in licensed territories as reported by licensees and is generally recognized in the period the sales occur. If a portion of the royalty revenue relates to sponsored research and development, it is deferred and amortized consistent with retrospective percentage of completion for that contract.

   Government research grants are nonrefundable and are recognized as revenue when the related expense is incurred. Revenue recorded under government research grants is recorded consistent with guidelines issued by the governing body issuing the grant.

Results of Operations

 Nine months ended September 30, 2000 and 1999

   Revenues. Total revenues increased $2.4 million, or 135.0%, to $4.2 million for the nine months ended September 30, 2000, from $1.8 million for the nine months ended September 30, 1999.

   Royalties revenue decreased $80,961, or 22.2%, to $283,041 for the nine months ended September 30, 2000, from $364,002 for the nine months ended September 30, 1999. This decrease was due to a decrease in Vitrasert royalties paid to us. Vitrasert royalties decreased due to improvements in the treatment of AIDS/HIV, which caused a corresponding decline in the incidence of CMV retinitis.

   License fees and collaborative research and development revenue increased $2.1 million, or 185.9%, to $3.3 million for the nine months ended September 30, 2000, from $1.1 million for the nine months ended September 30, 1999. The increase was due to increased research and development activities we conducted under our 1999 agreement with Bausch & Lomb and additional license fee payments we received.

   Government research grants revenue increased $345,066, or 130.2%, to $610,000 for the nine months ended September 30, 2000, from $264,934 for the nine months ended September 30, 1999. This increase was caused by an increase in our research and development activities associated with and funded by these grants.

   Royalties. Royalties expense decreased $122,689, or 28.5%, to $307,911 for the nine months ended September 30, 2000, from $430,600 for the nine months ended September 30, 1999. The decrease was attributable to lower Vitrasert sales and decreased license fees that we received from Bausch & Lomb, both of which decreased our royalty payments to the University of Kentucky Research Foundation.

   Research and Development. Research and development expense increased
$1.5 million, or 153.2%, to $2.5 million for the nine months ended September 30, 2000, from $996,377 for the nine months ended September 30, 1999. The increase was due to our conducting an increased number of pre-clinical and clinical trials and our hiring of additional research and development personnel, both in connection with our 1999 agreement with Bausch & Lomb. We believe that our research and development expense will continue to increase as we fund late-stage clinical trials, expand our development efforts on other products and further develop our manufacturing capabilities.

   General and Administrative. General and administrative expense increased $621,479, or 98.6%, to $1.3 million for the nine months ended September 30, 2000, from $630,096 for the nine months ended September 30, 1999. The increase was due to our hiring of additional administrative staff to manage and support the growth of our business, increased costs of outside professional services associated with our intellectual property and increased stock-based compensation. We believe that general and administrative expense will increase in the future as we hire additional personnel and incur increased costs of outside professional services as a public company.

   Interest Income, net. Interest income, net of interest expense, increased $278,427, or 969.2%, to $307,155 for the nine months ended September 30, 2000, from $28,728 for the nine months ended September 30, 1999. The increase was due to increased interest earned from our higher average outstanding balances of cash and cash equivalents following our sale of Series A convertible preferred stock in August 2000. The increase was partially offset by interest expense on a note payable related to a repurchase of our common stock.

 Years ended December 31, 1999 and 1998

   Revenues. Total revenues increased $1.7 million, or 149.9%, to $2.8 million for the year ended December 31, 1999, from $1.1 million for the year ended December 31, 1998.

   Royalties revenue decreased $141,627, or 22.2%, to $496,378 for the for the year ended December 31, 1999, from $638,005 for the year ended December 31, 1998. This decrease was due to a decrease in Vitrasert royalties paid to us. Vitrasert royalties decreased due to the decline in the incidence of CMV retinitis.

   License fees and collaborative research and development revenue increased to $1.9 million for the year ended December 31, 1999, from $0 for the year ended December 31, 1998. The increase was due to the initiation of collaborative research and development activities and an initial license fee under our 1999 agreement with Bausch & Lomb.

   Government research grants revenue decreased $77,090, or 16.2%, to $399,512 for the year ended December 31, 1999, from $476,602 for the year ended December 31, 1998. The decrease was due to a decrease in our research and development activities associated with and funded by government grants.

   Royalties. Royalties expense increased $180,979, or 57.4%, to $496,164 for the year ended December 1999, from $315,185 for the year ended December 31, 1998. The increase in royalties expense was attributable to payment of royalties by us to the University of Kentucky Research Foundation for license fees we received under our 1999 agreement with Bausch & Lomb. This increase was partially offset by reduced royalty payments we made to the University of Kentucky Research Foundation as a result of lower Vitrasert sales.

   Research and Development. Research and development expense increased $393,798, or 34.1%, to $1.5 million for the year ended December 31, 1999, from $1.2 million for the year ended December 31, 1998. The increase was due to our conducting an increased number of pre-clinical and clinical trials and our hiring of additional research and development personnel, both in connection with our 1999 agreement with Bausch & Lomb.

   General and Administrative. General and administrative expense increased $358,676, or 69.8%, to $872,223 for the year ended December 31, 1999, from $513,547 for the year ended December 31, 1998. The increase was due to our hiring of additional administrative staff and an increase in the costs of outside professional services to manage and support the growth of our business.

   Interest Income. Interest income increased $35,253 to $38,648 for the year ended December 31, 1999, from $3,395 for the year ended December 31, 1998. The increase was due to higher cash balances as a result of payments we received under our 1999 agreement with Bausch & Lomb.

 Years ended December 31, 1998 and 1997

   Revenues. Total revenues decreased $234,401, or 17.4%, to $1.1 million in the year ended December 31, 1998, from $1.3 million for the year ended December 31, 1997.

   Royalties revenue decreased $470,737, or 42.5%, to $638,005 for the year ended December 31, 1998, from $1.1 million for the year ended December 31, 1997. The decrease was due to a decrease in Vitrasert royalties paid to us. Vitrasert royalties decreased due to the decline in the incidence of CMV retinitis.

   Government research grants revenue increased $236,336, or 98.4%, to $476,602 for the year ended December 31, 1998, from $240,266 for the year ended December 31, 1997. This increase was attributable to an increase in our research and development activities associated with and funded by government grants.

   Royalties. Royalties expense decreased $176,655, or 35.9%, to $315,185 for the year ended December 31, 1998, from $491,840 for the year ended December 31, 1997. The decrease was caused by a decline in Vitrasert sales which decreased our royalty payments to the University of Kentucky Research Foundation.

   Research and Development. Research and development expense increased $310,784, or 36.8%, to $1.2 million for the year ended December 31, 1998, from $844,777 for the year ended December 31, 1997. This increase was due to increased research and development we conducted under government grants and our hiring of additional research and development staff.

   General and Administrative. General and administrative expense increased $100,295, or 24.3%, to $513,547 for the year ended December 31, 1998, from $413,252 for the year ended

December 31, 1997. The increase was due to our hiring of additional administrative staff and an increase in the costs of outside professional services to manage and support the growth of our business.

   Interest Income. Interest income decreased $3,191, or 48.5%, to $3,395 for the year ended December 31, 1998, from $6,586 for the year ended December 31, 1997. The decrease was due to lower average cash balances.

Liquidity and Capital Resources

   We have historically financed our operations through royalties and other payments received from collaborative licensing and development agreements, funding under government research grants and sales of common and preferred stock.

   We had a working capital deficit of $535,294 at December 31, 1997, $484,552 at December 31, 1998 and $522,231 at December 31, 1999. The decrease in the working capital deficit between 1997 and 1998 was due primarily to the receipt of cash from sales of our common stock. The increase in the working capital deficit between 1998 and 1999 was due to an increase in deferred revenue under our 1999 agreement with Bausch & Lomb.

   At September 30, 2000 we had cash and cash equivalents of $31.0 million, primarily from the sale in August 2000 of our Series A convertible preferred stock for gross proceeds of approximately $34.5 million. We also repurchased 279,335 shares of our common stock for approximately $3.5 million in 2000.

   We had cash and cash equivalents of $123,881 at December 31, 1997, $129,319 at December 31, 1998 and $1.1 million at December 31, 1999. The increase of approximately $5,000 in cash and cash equivalents at December 31, 1998 from December 31, 1997 was primarily due to the sale of our common stock, which was partially offset by operating expenses. The increase of approximately $1.0 million in cash and cash equivalents at December 31, 1999 from December 31, 1998 was due to the receipt of a license fee under our 1999 agreement with Bausch & Lomb and the sale of our common stock, partially offset by the payment of deferred payroll compensation and acquisition of capital equipment.

   We anticipate that we will increase our use of cash in the future as we continue to research, develop and manufacture our products. We believe that our existing cash and investment securities and anticipated cash flow from existing collaborations together with the net proceeds of this offering will be sufficient to support our current operating plan for at least the next two years. Our future capital requirements will depend on many factors, including:

  . the number, rate and progress of our research programs and pre-clinical and clinical trials,

  . the achievement of the milestones under the Bausch & Lomb agreement and any future collaborations,

  . the results of clinical trials,

  . our ability to maintain and establish and maintain strategic alliances, including our collaboration with Bausch & Lomb,

  . the success of Bausch & Lomb and future marketing partners in commercializing our products, and

  . costs incurred in enforcing and defending our patent claims and other intellectual property rights.

   If we require additional capital, it may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to our products, technologies or potential markets, which could have a material adverse effect on our business. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our existing stockholders could be diluted.

Disclosure Amount Market Risk

   Our exposure to market risk is principally confined to our cash and cash equivalents, which consist of money market accounts. We do not use derivative instruments to hedge interest rate exposure. Due to the nature of our investments, we believe we are not subject to material market risk.

                                    BUSINESS

Overview

   We design, develop and manufacture innovative, sustained-release drug delivery products. Our products are designed to treat severe and chronic diseases that have limited or no effective treatment options and represent significant market opportunities. Using our proprietary platform technologies, we design our products to deliver the appropriate quantity of approved drugs directly to a target site at a controlled rate for a predetermined period of time ranging from days to years. We believe our proprietary platform technologies will allow us to extend the therapeutic value of a wide variety of drugs while virtually eliminating the variability of dosing and adverse systemic side effects characteristic of most traditional drug treatments.

   We have obtained Food and Drug Administration approval for and commercialized one product based on our patented Aeon platform technology and are leveraging this technology to develop four additional products currently in advanced clinical trials. Vitrasert, our Aeon product for the treatment of CMV retinitis, a blinding eye disease afflicting late-stage AIDS patients, has been sold since 1996 and is currently the most effective approved treatment for this disease. We have additional Aeon products in clinical trials for the treatment of diabetic macular edema, uveitis and age-related macular degeneration, three leading causes of blindness that affect over one million eyes in the United States. Two of these products have been granted fast track status by the Food and Drug Administration, and we expect both will commence pivotal clinical trials in early 2001. We expect that our third ophthalmic product, as well as our Aeon product for the treatment of brain tumors, will enter multi-center Phase II clinical trials in 2001. Our pipeline also includes products in pre-clinical development for the treatment of severe osteoarthritis and post-surgical pain.


Industry Background

   Severe and chronic diseases, such as blinding eye diseases, cancer, severe osteoarthritis, multiple sclerosis and Alzheimer's disease, afflict millions of people each year and are becoming more prevalent as the population ages. Despite continuing advances in medical and pharmaceutical technologies, current treatment options for many of these diseases are inadequate. Drug treatments for these diseases, where they exist, often offer only temporary or limited therapeutic benefits and cause adverse side effects.

   The therapeutic value of a drug depends on its distribution throughout the body, reaction with the targeted site, reaction with other tissues and organs in the body, and elimination from the body. For a drug to be effective, the appropriate amount of drug must be delivered to the intended site in the body and maintained there for an adequate period of time without affecting other tissues and organs. Accordingly, the manner in which a drug is delivered can be as important to the ultimate therapeutic value of the treatment as the intrinsic properties of the drug itself.

   Drugs are typically administered systemically by oral dosing or injection and then disperse throughout the body. In many cases, this administration method does not deliver drugs to the intended site at an adequate concentration for a sufficient period of time, fails to achieve the maximum potential therapeutic benefit and results in adverse side effects.

   Because drugs delivered systemically disperse throughout the body, they often must be administered at high dosage levels in order to achieve sufficient concentrations at the intended site. Some areas of the body, such as the eyes, joints, brain and nervous system, have natural barriers that impede the movement of drugs to those areas, requiring the administration of even higher systemic doses. These high dosage levels can cause harmful side effects when the drug interacts with other tissues and organs.

   Most systemic delivery methods also result in variability in drug concentration over the course of each dose. The high drug concentration immediately after dosing can cause toxicity and harmful side effects. As time elapses after dosing, the drug concentration can rapidly diminish to levels too low to provide any therapeutic benefit. In many cases, the optimal concentration of drug is present at the target site for only a small period of time.

   Timely and repeated administration of drugs by the patient is often necessary to maintain therapeutic drug levels over an extended period of time. However, patients often fail to take drugs as prescribed and, as a result, do not receive the potential therapeutic benefit. The risk of patient noncompliance increases if multiple drugs are required, the dosing regimen is complicated or the patient is elderly or cognitively impaired.

   Due to the drawbacks of traditional drug delivery, the development of novel methods to deliver drugs to patients in a more precise, controlled fashion over sustained periods of time has become a multibillion dollar industry. Recently developed drug delivery methods include oral controlled-release products, transdermal controlled-release patches and injectable-depot formulations. These methods seek to improve the consistency of the dosage over time and extend the duration of delivery. However, most of these methods cannot provide linear, controlled dosage or deliver drugs for a sufficiently long duration. This reduces their effectiveness for diseases that are chronic or require precise dosing. In addition, most of these methods still deliver drugs systemically and, as a result, can still cause adverse systemic side effects.

The CDS Advantage

   We design our innovative sustained-release drug delivery products to provide extended, controlled, localized delivery of approved pharmacological agents for the treatment of severe and chronic diseases. Key advantages of our proprietary platform technologies include:

  . Localized Delivery. We design our products to be implanted directly at a target site. By using the natural barriers of the body to isolate and maintain appropriate concentrations of drug at the target site, we believe our products will maximize the therapeutic effect of a drug, while minimizing unwanted systemic side effects.

  . Controlled Release Rate. We design our products to release drugs at a linear or other controlled rate. We believe this will allow our products to maintain the optimal drug concentration at a target site and eliminate variability in dosing over time. By controlling the quantity of drug delivered over the duration of treatment, we believe our products will significantly improve the therapeutic benefits of treatment.

  . Extended Delivery. We design our products to deliver drugs to target sites for predetermined periods of time ranging from days to years. We believe this uninterrupted, sustained delivery will reduce the need for repeat applications, eliminate the risk of patient noncompliance and provide more effective treatments.

  . Reduced Development Risk. Our products in clinical trials use our commercially validated platform technology to deliver drugs already approved for other indications. As a result, we believe we can develop these and future products in less time, at a lower cost and with less risk than is typically associated with drug discovery and development.

  . Cost-effective Therapy. We believe that by delivering the appropriate amount of drug for an extended period of time, our products will reduce the need for costly repeat treatments, hospitalizations and chronic care. In addition, we believe that by virtually eliminating systemic side effects, our products will further reduce the cost of treating the diseases we target.

Our Strategy

   Our proprietary platform technologies employ novel therapeutic approaches designed to treat severe and chronic diseases that have limited or no effective treatment options. Our objective is to revolutionize the treatment of the severe and chronic diseases that we target and to develop products that become the standard of care for these diseases. In order to achieve this objective, we intend to:

  . Focus on Severe and Chronic Diseases that Represent Significant Market
    Opportunities. We focus our product development on severe and chronic diseases that we believe would be treatable with drugs already approved for other applications if those drugs could be delivered safely and effectively to the disease site. These diseases represent significant market opportunities because they have limited or no currently effective treatments and affect large numbers of people. We are currently developing products to treat blinding eye diseases, brain tumors and severe osteoarthritis. In the future, we plan to target such diseases as Alzheimer's disease, multiple sclerosis, post-surgical pain and prostate cancer.

  . Rapidly Commercialize Our Products for Blinding Eye Diseases. We plan to aggressively pursue the development of our products for blinding eye diseases. We believe that the FDA approval and the commercial acceptance of Vitrasert, our product for the treatment of CMV retinitis, validated our Aeon platform technology for the treatment of eye disease. We are using the same technology to develop products for the treatment of three leading causes of blindness. The FDA has granted fast track status to two of these products, which we expect to enter pivotal trials in early 2001. We expect the third product to enter Phase II trials in 2001. We have selected Bausch & Lomb to market our products for the treatment of blinding eye diseases, and it is publicizing our platform technology under the Envision TD brand name.

  . Extend Our Technology Platforms into Additional Therapeutic Areas. We believe that we can easily adapt our existing platform technologies to treat additional diseases by modifying the design of the product or varying the drug delivered. For example, we are modifying our Aeon implant designed to treat eye disease to develop a product to treat severe osteoarthritis. By using drugs already approved for other indications in our adaptable platform technologies, we believe we will be able to develop products more rapidly and with lower risk than conventional drug discovery and development.

  . Optimize Product Distribution. In order to optimize the distribution of our products, we expect to either enter into joint marketing or license arrangements with established, industry-leading marketing partners or independently commercialize our products using a targeted sales force. Our commercialization strategy for each product will depend upon many factors, including the market size, the expected cost and duration of the regulatory approval process and the projected costs and complexity of marketing the product. We have selected Bausch & Lomb to market our products for blinding eye diseases. We expect to retain our rights to the underlying technology in any licensing arrangements.

  . Expand Internal Capabilities. To date, we have primarily been a research and development company. We intend to broaden our strengths to gain increased control over product development and greater flexibility in our commercialization strategy by hiring additional personnel to oversee our clincial trials, developing our commercial manufacturing capacity and adding sales and marketing capabilities.

Our Proprietary Platform Technologies

   Our two proprietary platform technologies are the Aeon system and the Codrug system. Our one commercial product and all of our products currently in clinical trials are based on our Aeon technology. Applications of our Codrug technology are in pre-clinical trials.

 Aeon Platform Technology

   The Aeon system consists of a drug core coated in a series of permeable polymer layers and partially encased in an impermeable polymer layer. Once the product is implanted in the body, drug crosses the permeable layers into the target site at a controlled rate for a predetermined period of time ranging from days to years. We believe our Aeon technology can be used to deliver almost any drug that is stable at body temperature for the expected duration of delivery. By changing the implant design, we can control both the rate and duration of release to meet different therapeutic needs. We are currently using our Aeon platform technology to develop products for the treatment of blinding eye diseases, severe osteoarthritis and brain tumors. We are currently testing two implants with two different dosages of the same drug for the treatment of three eye diseases. Results of clinical trials may indicate that the same implant is appropriate for all three diseases, allowing us to use one product for these three diseases.

  Blinding Eye Diseases

   Our first commercial product, Vitrasert, demonstrated the feasibility and effectiveness of our Aeon platform technology by providing sustained, localized treatment of CMV retinitis. We are now extending our Aeon technology to treat diabetic macular edema, uveitis and age-related macular degeneration, three leading causes of blindness.

   CMV Retinitis. Cytomegalovirus, or CMV, retinitis, a blinding eye disease, is a viral infection of the eye that frequently occurs in individuals with AIDS. Although common in the early 1990s, improvements in the treatment of AIDS/HIV have significantly decreased the incidence of CMV retinitis. Our Vitrasert implant for CMV retinitis has been sold since 1996 and provides sustained treatment of the disease for six to eight months. Our implant gained greater than a 20% market share in its first year of commercialization and has been used in over 10,000 eyes since 1996. Studies show that Vitrasert is the most effective approved treatment for CMV retinitis.


   Diabetic Macular Edema. Diabetic macular edema, a form of diabetic retinopathy, is a blinding eye disease that affects the macula, the most sensitive part of the retina. It develops as retinal blood vessels progressively deteriorate and leak fluid, which causes swelling of the retina. Diabetic macular edema is a major cause of vision loss in diabetics. According to a leading study, 26% of the diabetics followed for 14 years developed diabetic macular edema. We estimate that at least 300,000 diabetics in the United States and over 1.3 million diabetics worldwide have diabetic macular edema. We are not aware of any approved drug treatment for this disease. The only current treatments are laser therapy which burns the retina, either in specific sites or in a grid, and vitrectomy, a major eye surgery which involves the removal of the vitreous gel from the cavity of the eye and the surgical dissection of the scar tissue membranes off the surface of the retina. Both treatments only slow the progression of the disease, at best temporarily reverse vision loss in some patients.

   We are developing a three-year Aeon implant to treat diabetic macular edema. In our preliminary clinical trials, eight eyes of eight patients were treated with an Aeon implant. Four of these patients had been functionally blind before treatment. All treated eyes showed reversal of the disease. In the five eyes that were treated for more than nine months, the average visual acuity improved dramatically. This is the first study of which we are aware that demonstrated a long-term improvement in the visual acuity of patients with diabetic macular edema.

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

   Based on the results of our preliminary clinical trials, the FDA has granted fast track status to our Aeon implant for diabetic macular edema, and we expect to start pivotal clinical trials in early 2001. We will conduct two trials with a total of approximately 475 patients who will receive either a control treatment or an Aeon implant. We will compare the visual acuity of eyes with implants to eyes without implants and the efficacies of two doses.

   Uveitis. Uveitis is an autoimmune condition characterized by inflammation of the inside of the eye that can cause sudden or gradual vision loss. We estimate that over 175,000 eyes in the United States suffer from severe uveitis. Treatments include steroidal eye drops, ocular injections of steroids, oral systemic steroidal and non-steroidal anti-inflammatory medication and chemotherapy. These treatments, if successful, generally only slow the progression of uveitis. In addition, systemic treatment and chemotherapy often cause severe side effects.

   We are developing a three-year Aeon implant to treat severe uveitis. In our Phase I/II clinical trials, nine eyes of six patients were treated with an Aeon implant. These patients had severe, intractable uveitis with significant vision loss and had previously received systemic therapy with steroids or chemotherapy. In these trials, our Aeon implant completely controlled the uveitis in the treated eyes and permitted the withdrawal of systemic therapy, leading to a virtual elimination of adverse systemic side effects. In the seven eyes of five patients that were monitored for more than one year, the average visual acuity of the treated eyes improved significantly.

   Based on the results of our preliminary clinical trials, the FDA has granted fast track status to our Aeon implant for uveitis, and we expect to start pivotal clinical trials in early 2001. We plan to implant approximately 450 patients in the United States and Europe with an Aeon system with one of two doses. At the end of six months, we will measure the recurrence of the disease and will compare the efficacies of the two doses. The FDA designated our Aeon implant for the treatment of uveitis as an orphan drug. Orphan drug designation entitles the sponsor to receive benefits for developing a product to treat a rare disease, including exclusive marketing rights for seven years and tax incentives for clinical research. The FDA gives this designation to new drugs designed to treat diseases that affect fewer than 200,000 people.

   Age-related Macular Degeneration. Age-related macular degeneration, or ARMD, is the leading cause of severe visual impairment and blindness in Americans over 60 and affects more than five million people in the United States. ARMD has two forms, dry and wet. With dry ARMD, the cells in the central retina die slowly resulting in gradual central vision loss. Wet ARMD occurs when blood vessels grow abnormally beneath the most sensitive part of the retina, the macula. This abnormal new blood vessel growth is called choroidal neovascularization. The abnormal blood vessels leak, bleed and form scar tissue under the macula, resulting in sudden and severe loss of central vision. Approximately 10% to 15% of ARMD patients have wet ARMD, but it is responsible for 85% to 90% of all vision loss resulting from ARMD. Forms of therapy for wet ARMD include laser and photodynamic therapy. Only 10% to 15% of patients with wet ARMD can be treated with laser therapy. Laser therapy generally causes an immediate and substantial loss of vision, followed by a stabilization in vision at the reduced level. Approximately 30% of patients with wet ARMD can be treated with photodynamic therapy. The most favorable expected outcome of photodynamic therapy is vision stabilization. However, photodynamic therapy achieves this result in only approximately 15% of patients treated and must be performed three to four times per year.

   We are developing a three-year Aeon implant to treat wet ARMD. In our Phase I/II clinical trials, we treated 20 eyes of 20 patients suffering from various forms of choroidal neovascularization, including three with wet ARMD, and followed these patients for more than a year on average. Five of the implants were removed due to various complications. The average visual acuity of the patients in the trial stabilized during the follow-up period. We expect to start a Phase II clinical trial in 2001 comparing the Aeon implant to photodynamic therapy in approximately 90 patients with wet ARMD.

  Other Diseases

   We believe our Aeon platform technology can be adapted to treat other parts of the body which, like the eye, are difficult to treat.

   Severe Osteoarthritis. Osteoarthritis is a disease that attacks cartilage. Surfaces of joint cartilage and underlying bone compress and become irregular, leading to pain, inflammation, bone spurs and limited movement. Osteoarthritis is one of the most common disabilities in the United States, affecting approximately 30 million Americans. As osteoarthritis progresses, serious joint damage and chronic pain can result. The goal of treatment is to reduce joint pain and inflammation while improving and maintaining joint function. Current treatments for osteoarthritis are weight reduction, physical therapy and oral anti-inflammatory and anti-pain medications. However, there is no evidence that drug treatment changes the course of the disease. The effectiveness of these treatments decreases as the disease progresses. In severe osteoarthritis, joint replacement surgery is common, but sometimes is forestalled with injections of steroids into the affected joint. Nevertheless, there were nearly 500,000 joint replacement surgeries in the United States during 1999, which we believe were mainly due to osteoarthritis.

   We are developing a three-year Aeon implant designed to treat severe osteoarthritis and to delay and possibly eliminate the need for joint replacement surgery. We are currently completing pre-clinical animal studies of this implant.

     Brain Tumors. Each year, over 20,000 people in the United States develop primary brain tumors. Patients with brain tumors are generally treated with surgery, radiation therapy and chemotherapy. Surgery usually cannot completely remove tumor cells in the brain. Radiation and chemotherapy generally cause significant systemic side effects and cannot be safely given at levels sufficient to eradicate all malignant brain cells. As a result, in most cases, these treatments cannot prevent brain tumors from recurring.

   We have developed an Aeon implant, called Ceredur, that is designed to increase the life expectancy of patients with primary brain tumors. Similar to our other Aeon implants, our Ceredur implant releases a drug at a controlled rate for a predetermined period of time. Ceredur is refillable from outside the body and can deliver semi-stable drugs, such as proteins and peptides, as well as stable drugs. During therapy, the physician can change the release rate by changing the concentration of drug used. Since Ceredur is refillable, it can potentially deliver drugs indefinitely.

   We have treated 13 patients in a Phase II clinical trial with Ceredur implants. These patients had recurrent glioblastoma, a serious form of brain cancer with an average life expectancy for patients of eight weeks when left untreated. We observed no significant safety issues in the Phase II trial, and the patients avoided systemic chemotherapy and the related side effects. The Radiation Therapy Oncology Group, a clinical trials group funded by the National Institutes of Health, has agreed to conduct and fund a multi-center Phase II clinical trial using the Ceredur implant to treat brain tumors.

  Future Disease Targets

   We are currently evaluating the feasibility of using Aeon products to treat various forms of cancer, Alzheimer's disease and multiple sclerosis.

 Codrug Platform Technology

   Our proprietary Codrug platform technology allows the simultaneous release of synergistic drugs from the same product at the same, controlled rate over a predetermined period of time. Using this technology, we link two or more drugs together with a chemical bond, called a covalent bond, creating a new, inactive compound. This compound can then be delivered to the target site by virtually any delivery method. Once delivered, the compound dissolves slowly, hydrolyzes and separates into the original drugs. We believe that most drugs can be covalently bonded with our Codrug technology, and we have synthesized a Codrug library of over 450 drug combinations. We are currently evaluating Codrug products for the treatment of post-surgical pain and prostate cancer.

Strategic Collaborations

   We have partnered with two leading eye care companies to develop and commercialize our initial products. In both of these agreements, we retained our rights to the underlying technologies.

 Chiron Vision Corporation

   Our first collaboration was with Chiron Vision Corporation, a subsidiary of Chiron Corporation. Under a 1992 licensing and development agreement, Chiron financed the development of Vitrasert, and we granted Chiron a worldwide, exclusive license to make and sell products based on the Aeon technology used in Vitrasert for the treatment of conditions of the eye. Chiron commenced commercial sales of Vitrasert following FDA approval in 1996. Bausch & Lomb acquired Chiron Vision Corporation in 1997 and assumed this agreement. Bausch & Lomb pays us royalties on net sales of Vitrasert under this agreement. Bausch & Lomb may terminate this agreement at any time on 180 days' written notice.

 Bausch & Lomb Incorporated

   In 1999, we expanded our relationship with Bausch & Lomb by entering into a licensing and development agreement for additional products for the treatment of eye diseases. We granted Bausch & Lomb a worldwide, exclusive license for the life of the relevant patents to use our technologies for the treatment, prevention or diagnosis of any disease, disorder or condition of the eye in humans or in animals.

   Under our licensing and development agreement, Bausch & Lomb has agreed to fund the development of our products for the treatment of diabetic macular edema, uveitis and age-related macular degeneration. Bausch & Lomb has committed to fund budgeted research and development performed by them and by us, and to make license fee and milestone payments to us. This commitment currently totals approximately $77 million. Under the agreement, we will manufacture products for clinical trials and serve as a secondary manufacturing source for commercial products.

   A joint steering committee is responsible for managing and overseeing the development process under the licensing and development agreement. The agreement contains a research and development plan, a budget that governs the amounts to be spent and reimbursed to us, and a marketing plan that sets forth product-specific sales minimums for defined markets to be met by Bausch & Lomb. The steering committee meets periodically to discuss and revise the budget and the research and development and marketing plans.

   Bausch & Lomb has agreed to pay us royalties on net sales of licensed products. If Bausch & Lomb fails to achieve the product-specific sales minimums for a defined market set forth in the marketing plan, Bausch & Lomb must pay us the royalties due under those predetermined sales minimums or the license becomes non-exclusive for the applicable product in the applicable market. Bausch & Lomb may terminate the agreement at any time on 90 days' written notice, subject to wind-down provisions, including payment of all milestone and budgeted research and development payments due and payable to us within that 90-day period.

   Bausch & Lomb has begun publicizing our Aeon platform technology under the Envision TD brand name and has publicly identified our proposed ophthalmic products as its highest development priority. As of November 30, 2000, Bausch & Lomb owned approximately 23.5% of our outstanding common stock.

Sales and Marketing

   We have partnered with Bausch & Lomb to market our products for the treatment of blinding eye diseases. Bausch & Lomb currently markets and sells Vitrasert and has agreed to market and sell the other ophthalmic products we are developing. We derived 57.2% of our total revenues in 1998 and 85.7% of our total revenues in 1999 from our agreements with Bausch & Lomb. We derived 82.2% of our total revenues in 1997, 57.2% of our total revenues in 1998 and 17.8% of our total revenues in 1999 from sales of Vitrasert.

   In the future, we expect to independently commercialize some of our proposed non-ophthalmic products using a targeted sales force that we plan to develop. In appropriate cases, we plan to enter into joint marketing or license arrangements with established, industry-leading marketing partners for non-ophthalmic products. Because our products in clinical trials use a proven technology platform to deliver drugs that have already been approved for other indications, we believe the development cycle for these products will be shorter than traditional drug discovery and development. We believe this will allow us to enter into marketing alliances at a later stage of clinical development, when the product development risk is diminished, and retain greater economic participation. When determining our commercialization strategy for a product, we will consider the market size, the expected cost and duration of the regulatory approval process, the projected costs and complexity of marketing the product, competition and other factors. We expect to retain our rights to the underlying technology in any licensing arrangements.

Reimbursement

   The cost of the Vitrasert and the associated surgical fee are covered by Medicaid and Medicare, most major health maintenance organizations and most health insurance carriers. We believe that the Medicare reimbursement code for the Vitrasert implantation procedure will cover the implantation procedure for our other ophthalmic Aeon products once they are approved by the FDA. Based on our experience with Vitrasert, we believe that we will be able to obtain Medicare reimbursement codes for additional Aeon products. We believe our success in obtaining coverage for Vitrasert and the success of our Vitrasert pricing strategy will facilitate third-party payor reimbursement of our other proposed Aeon products.

Manufacturing

   We have a manufacturing facility located at our corporate headquarters in Watertown, Massachusetts. We believe that manufacturing our products is a complex process involving our proprietary know-how. All of the supplies we use to manufacture our products in clinical trials are readily available from a variety of sources and we are not dependent on any one supplier. We manufacture implants for all of our ophthalmic clinical trials, and are developing the production capacity to support initial commercialization of our Aeon products for diabetic macular edema, uveitis and age-related macular degeneration. We intend to further expand our manufacturing capabilities so that we can support full commercialization of our products. We believe that we can achieve significant economies of scale by producing several different products based on the same technology platforms.

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

Patents, Licenses and Intellectual Property

 Intellectual Property Strategy

   Our commercial success will depend, in part, on our ability to obtain patent protection in the United States and elsewhere for our products or our processes. We therefore seek, whenever possible, to obtain protection for these products and processes. We also seek to expand our product and process portfolio through collaborations, funded research and licensing technology from others.

 Patents and Patent Applications

   We have filed and continue to file patent applications with respect to multiple aspects of our technologies, products and processes. As of November 30, 2000, we had, or had exclusive rights to, seven United States patents and 15 European patents. In addition, as of that date, we had, or had exclusive rights to, three patent applications pending in the United States and 34 patent applications pending in foreign countries. Our patents expire at various dates starting in 2012. We believe that our patent applications include novel technologies of potential commercial significance. However, due to the extended period of time for review of patent applications in the medical device and pharmaceutical field, we cannot be certain as to when decisions regarding our patent applications will be made. Moreover, we do not know if any patents will be granted to us or, if issued to us, will be sufficiently broad to provide a competitive advantage. Any patent granted to us may be challenged or circumvented by a competitor.

   The University of Kentucky Research Foundation holds five United States patents and related foreign patents on aspects of our Aeon and Codrug platform technologies. We have exclusive licenses for these patents and related know-how and are obligated to pay the University of Kentucky Research Foundation royalties based on sublicensing of these patents and sales of products utilizing these patents.

   The enactment of the legislation implementing the General Agreement on Tariffs and Trade resulted in changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed after June 8, 1995 is no longer a period of 17 years from the date of grant. The new term of United States patents for applications filed after June 8, 1995 commences on the date of issuance and terminates 20 years from the earliest effective filing date of the application in the United States. Because the time from filing to issuance of medical device and pharmaceutical patent applications is often more than three years, the 20-year term from the effective date of filing may result in a substantially shortened term of patent protection which may adversely impact our patent position. However, legislation signed into law on November 29, 1999 and effective for patent applications filed on or after May 29, 2000 allows the opportunity to recover or adjust patent terms under limited circumstances. The opportunity for recovery or adjustment of patent terms will not be available for most of our patents and patent applications since the filing dates of these patents and patent applications precede the effective date of the legislation. If the patent term is shorter in the United States, our business could be adversely affected to the extent that the duration and level of the royalties we are entitled to receive from licenses of our strategic patents are based on the existence of a valid patent.

 Other Proprietary Rights

   Some elements of our drug delivery devices, processes or methods of manufacturing involve unpatented proprietary technology, processes, know-how or data. With respect to proprietary technology, know-how and data which are not patentable or potentially patentable or processes other than production processes for which patents are difficult to enforce, we have chosen or may chose to protect our interests by relying on trade secret protection and confidentiality agreements with our employees, consultants and contractors. To maintain the confidentiality of trade secrets and proprietary information, we maintain a policy of requiring employees, scientific advisors, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements are designed both to enable us to protect our proprietary information by controlling the disclosure and use of technology to which we have rights, and to provide for our ownership of proprietary technology that we develop. However, we cannot assure you that these agreements will provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.

Competition

   The pharmaceutical and drug delivery industries are highly competitive. Our one commercial product, Vitrasert, primarily competes with treatments involving the systemic delivery of ganciclovir, a Hoffman-La Roche Inc. product, and other drugs. We must obtain regulatory approval to market our proposed products in order to compete. We expect that our proposed products, if approved, will compete with existing therapies for our targeted diseases as well as new drugs, therapies, drug delivery systems or technological approaches that may be developed to treat these diseases or their underlying causes. Any of these drugs, therapies or systems may receive government approval or gain market acceptance more rapidly than our proposed products, may offer therapeutic or cost advantages or may cure our targeted diseases or their underlying causes completely. As a result, our proposed products may become noncompetitive or obsolete.

   We believe that pharmaceutical, drug delivery and biotechnology companies, research organizations, governmental entities, universities, hospitals and other nonprofit organizations and individual scientists are seeking to develop therapies for our targeted diseases. For many of our targeted diseases, competitors have already commercialized, or are in advanced stages of development of, alternative therapies. For example, Eli Lilly and Company is in advanced trials for its PKC beta inhibitor for the treatment of diabetic macular edema. Novartis AG and QLT Inc. are currently marketing their Visudyne(TM) photodynamic therapy for the treatment of age-related macular degeneration. Novartis also markets a cyclosporine product for the treatment of uveitis. Guilford Pharmaceuticals Inc. has developed its Gliadel(R) wafer implant for the treatment of brain tumors. Various cyclooxygenase 2, or COX-2, inhibitors, such as VIOXX(R) marketed by Merck & Co., Inc. and Celebrex(R) marketed by Pfizer Inc., are used for the treatment of osteoarthritis.

   Many competitors and potential competitors have greater research and development, financial, regulatory, manufacturing, marketing, and sales experience and resources than we do and represent significant potential competition to us. We believe our ability to protect our intellectual property from challenges by others and to enforce our patent rights against potential infringement will be important to our competitive position.

Government Regulation

   The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our drug delivery products.

   The process required by the FDA under the new drug provisions of the Federal Food, Drug and Cosmetics Act before our products may be marketed in the United States generally involves the following:

  . pre-clinical laboratory and animal tests,

  . submission to the FDA of an investigational new drug application, or IND, which must become effective before clinical trials may begin,

  . adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed pharmaceutical in our intended use,

  . submission to the FDA of a new drug application, and

  . FDA review and approval of the new drug application.

The testing and approval process requires substantial time, effort, and financial resources and we cannot be certain that any approval will be granted on a timely basis, if at all.

   Pre-clinical tests include laboratory evaluation of the product, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before we may begin human clinical trials. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. There is no certainty that pre-clinical trials will result in the submission of an IND or that submission of an IND will result in FDA authorization to commence clinical trials.

   Clinical trials involve the administration of the investigational product to human subjects under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent institutional review board at the institution where the study will be conducted. The institutional review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

   Human clinical trials are typically conducted in three sequential phases which may overlap:

  . PHASE I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion.

  . PHASE II: Studies are conducted in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

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

  . PHASE III: Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites. Phase III or IIb/III trials are often referred to as pivotal trials, as the data from these trials are used for the final approval of a product.

   In the case of products for life-threatening diseases such as cancer, or severe conditions such as blinding eye disease, the initial human testing is often conducted in patients with disease rather than in healthy volunteers. Since these patients already have the targeted disease or condition, these studies may provide initial evidence of efficacy traditionally obtained in Phase II trials and so these trials are frequently referred to as Phase I/II trials. If a product uses a combination of drugs, the FDA requires that clinical trials demonstrate that the combination is safe and that each drug contributes to efficacy. We cannot be certain that we will successfully complete Phase I, Phase II or Phase III testing of our product candidates within any specific time period, if at all. Furthermore, we, the FDA, the institutional review board or the sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

   The results of product development, pre-clinical studies and clinical studies are submitted to the FDA as part of a new drug application for approval of the marketing and commercial shipment of the product. The FDA may deny a new drug application if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if the additional data is submitted, the FDA may ultimately decide that the new drug application does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards for production and distribution is not maintained or if safety problems occur after the product reaches the market. In addition, the FDA requires surveillance programs to monitor approved products which have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

   The FDA has a fast track program intended to facilitate the development and expedite the review of drugs that, based on a preliminary evaluation of clinical data, demonstrate the potential to address unmet medical needs for treatment of serious or life-threatening diseases. If the FDA grants fast track status to a product, a company can submit portions of the new drug application to the FDA for review before the entire application is complete. In addition, the FDA undertakes to complete its review process within six months of the filing of the complete new drug application. Vitrasert received fast track status prior to its approval in 1996, and two more of our products received fast track status in 2000. We may seek to have some of our other product candidates designated as fast track products, with the goal of reducing the development and review time. We cannot guarantee that the FDA will grant any of our future requests for fast track designation, that any fast track designation will affect the time of review, or that the FDA will approve the new drug application submitted for any of our product candidates, whether or not the FDA grants a fast track designation. Additionally, the FDA approval of a fast track product can include restrictions on the product's use or distribution such as permitting use only for specified medical procedures or limiting distribution to physicians or facilities with special training or expertise. The FDA may grant conditional approval of a product with fast track status and require additional clinical studies following approval.

   Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the pharmaceutical product. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in pre-clinical or early stage clinical trials does not assure success in later stage clinical trials. Data from pre-clinical and clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications. Further, even after the FDA approves a product, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

   Any products we manufacture or distribute under FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practices, which impose procedural and documentation requirements upon us and our third party manufacturers.

   We are also subject to numerous other federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future. In addition, we cannot predict what adverse governmental regulations may arise from future United States or foreign governmental action.

   We also are subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products which we sell outside the United States. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Whether or not we obtain FDA approval, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before manufacturing or marketing the product in those countries. The approval process varies from country to country and the time required for these approvals may differ substantially from that required for FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country. For clinical trials conducted outside the United States, the clinical stages generally are comparable to the phases of clinical development established by the FDA.

Employees

   As of November 30, 2000, we had 33 full-time employees, including 24 in research and development and nine in general and administrative roles. Of the 33 employees, 14 hold Ph.D., M.D. or masters degrees. None of our employees is represented by a collective bargaining unit, and we have never experienced a work stoppage. We consider our relations with our employees to be good.

Facilities

   We occupy an 18,000 square foot facility in Watertown, Massachusetts, located approximately eight miles from downtown Boston. The facility is composed of 10,000 square feet of laboratory space, including a Class 100,000 clean room, a synthetic chemistry laboratory, analytical laboratory, pre-production laboratory and a pharmaceutical development laboratory. The remaining 8,000 square feet is dedicated to general office space. Our current lease for the facility runs through November 2003, with a four-year extension at our option.

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

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding our executive officers and directors as of November 30, 2000.

Name                      Age                       Position
----                      --- -----------------------------------------------------
Paul Ashton, Ph.D. .....   40 President, Chief Executive Officer and Director
Thomas J. Smith, M.D. ..   49 Chairman of the Board of Directors
Kathleen T. Karloff.....   45 Vice President of Operations
Michael D. Mays.........   34 Vice President, Chief Financial Officer and Treasurer
Robert W. Shimizu,
 Ph.D. .................   46 Vice President of Business Development
Kenneth A. Walters,
 Ph.D...................   51 Senior Vice President of Research and Development
Alan L. Crane...........   37 Director
James L. Currie.........   63 Director
Stephen C. McCluski.....   48 Director

   Paul Ashton, Ph.D. is one of our founders. He has served as a director since our inception in 1991 and as President and Chief Executive Officer since 1996. Since 1998, Dr. Ashton has been a Professor of Ophthalmology at the University of Kentucky. From 1996 to 2000, he served on the faculty of Tufts University. Dr. Ashton received a B.Sc. in Chemistry from Durham University, England and a Ph.D. in Pharmaceutical Science from the University of Wales.

   Thomas J. Smith, M.D. is one of our founders. He has served as a director since our inception in 1991, as President from 1991 to 1992, as Medical Director since 1992 and as Chairman of the Board of Directors from 1992 to the present. Dr. Smith, a board-certified ophthalmologist, was a principal in the Chandler-Simmons practice in Boston, Massachusetts from 1991 to 1996. Since 1997, Dr. Smith has been a Professor of Ophthalmology at the University of Kentucky. From 1991 to 1996, he served on the faculty of Harvard University. Dr. Smith received an M.D. from the University of Toronto.

   Kathleen T. Karloff has served as our Vice President of Operations since June 2000. From March 1998 through May 2000, Ms. Karloff worked for MacroChem Corporation, a drug delivery development company, as Director of Chemistry, Manufacturing and Controls. From 1984 to 1998, Ms. Karloff worked for Boston Scientific Corporation, a medical device company, in various positions, most recently as Director of Manufacturing. Ms. Karloff received her B.S. in Microbiology from Montana State University.

   Michael D. Mays has served as our Vice President, Chief Financial Officer and Treasurer since 1999. From 1995 to 1999, Mr. Mays worked for WSI, Inc., an environmental technology company, as Corporate Controller, and most recently as Vice President, Mergers and Acquisitions. From 1989 to 1995, Mr. Mays worked for KPMG-Peat Marwick. Mr. Mays received an honors degree in business administration from the University of Windsor, Ontario, Canada and is a Certified Management Accountant.

   Robert W. Shimizu, Ph.D. has served as our Vice President of Business Development since September 2000 and as Vice President of Development since 1997. From 1989 to 1997, Dr. Shimizu worked at Chiron Vision Corporation, a subsidiary of Chiron Corporation, a biotechnology company, in a variety of management roles, most recently serving as Senior Director of Strategic Planning. Dr. Shimizu received a B.A. in Bacteriology from the University of California at Davis and an M.S. and a Ph.D. in Biology from New Mexico State University.

   Kenneth A. Walters, Ph.D. has served as our Senior Vice President of Research and Development since November 2000. From 1992 to 2000, Dr. Walters was a Director of An-eX Ltd., a contract research organization based in Wales. Dr. Walters obtained a Ph.D. in Pharmacology and Toxicology from the University of Strathclyde, Scotland.

   Alan L. Crane has served as a director since 1999. Mr. Crane is Senior Vice President of Corporate Development at Millennium Pharmaceuticals, Inc., a biopharmaceutical company, where he has worked since 1997. Mr. Crane joined Millennium through its merger with ChemGenics Pharmaceuticals Inc., a biotechnology company. From 1995 to 1997, Mr. Crane served as Vice President of Business Development of ChemGenics. From 1994 to 1995, Mr. Crane served as the Vice President, Business Development at Organogenesis Inc., a tissue engineering company.

   James L. Currie has served as a director since August 2000. Mr. Currie is a Managing Director of Essex Woodlands Health Ventures, which he co-founded in 1985. He also serves as a director of Avax Technologies, Inc., a biopharmaceutical company.

   Stephen C. McCluski has served as one of our directors since November 2000. Since 1995, Mr. McCluski has served as Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated, one of our affiliates, where he has worked since 1988. Prior to joining Bausch & Lomb, Mr. McCluski worked at PricewaterhouseCoopers LLP. He currently serves as a director of Charles River Laboratories, Inc., a provider of animal research models.

Executive Officers

   Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

   Our board of directors currently consists of five directors. Each of the directors serves on the board of directors pursuant to the terms of an agreement that will terminate upon the closing of this offering. Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a three-year term. Dr. Ashton will serve in the class whose term expires in 2001, Dr. Smith and Mr. Currie will serve in the class whose term expires in 2002 and Messrs. McCluski and Crane will serve in the class whose term expires in 2003. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

Board Committees

   Our board of directors has established an audit committee and a compensation committee. The audit committee, consisting of Messrs. Crane, Currie and McCluski, reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The compensation committee, consisting of Messrs. Crane and Currie, reviews and determines the compensation and benefits of all of our officers, establishes and reviews general policies relating to the compensation and benefits of all of our employees, and, upon the closing of this offering, will administer our 1997 Stock Option Plan.

Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of our current compensation committee has ever served as one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

   Our directors currently do not receive any cash compensation from us for their services as members of the board of directors. We reimburse our directors for out-of-pocket expenses in connection with attendance at board and committee meetings. All of our directors, including non-employee directors, are eligible to participate in our stock incentive plans.

   In November 1999, we granted options to purchase 17,500 shares of common stock to Mr. Crane for his services as a director. Options to purchase 7,500 shares vested immediately upon grant, and the remainder vest ratably each year over the ensuing five-year period.

Executive Compensation

   The following table sets forth a summary of the compensation paid during the fiscal year ended December 31, 1999 to our Chief Executive Officer and to all of our other executive officers whose salary and bonus exceeded $100,000. We refer to these persons as the named executive officers.

                           Summary Compensation Table

                                                Annual       Long-term
                                             Compensation   Compensation
                                            --------------- ------------
                                                             Securities
                                                             Underlying     All Other
Name and Principal Position            Year  Salary  Bonus    Options    Compensation (1)
---------------------------            ---- -------- ------ ------------ ----------------
Paul Ashton, Ph.D. ................... 1999 $200,000    --     10,000         $6,000
 President and Chief Executive Officer
Thomas J. Smith, M.D. ................ 1999  175,000    --        --           6,000
 Chairman of the Board of Directors
Robert W. Shimizu, Ph.D. ............. 1999  121,654 $8,192     5,000          3,828
 Vice President of Business
 Development

--------
(1) Consists of contributions to our 408(k) plan made on behalf of the named executive officers to match the deferral contributions made by each to the plan.

Stock Option Grants

   The following table contains summary information regarding stock option grants made during the year ended December 31, 1999 by us to the named executive officers. We granted these options at an exercise price equal to the fair value of the common stock on the date of grant as determined by our board of directors. The options granted to Drs. Ashton and Shimizu vest ratably over three years on the yearly anniversary of the date of grant.

   We calculated the potential realizable value of options in the table assuming our initial public offering price appreciates at the indicated rate for the entire term of the option and that the option holder exercises his option on the last day of its term at the appreciated price. All options listed have a term of 10 years. We assumed stock price appreciation of 5% and 10% pursuant to the rules of the Securities and Exchange Commission. We cannot assure you that our actual stock price will appreciate over the ten-year option term at the assumed 5% and 10% levels, or at any other rate.

                       Option Grants In Last Fiscal Year

                                                                    Potential Realizable
                                                                      Value at Assumed
                                                                       Rates of Stock
                                                                     Price Appreciation
                                                                       for Option Term
                                                                    ---------------------
                                       % of
                                       Total
                                      Options
                          Number of   Granted
                          Securities    to
                          Underlying Employees Exercise
                           Options   in Fiscal   Price   Expiration
Name                       Granted     Year    Per Share    Date        5%        10%
----                      ---------- --------- --------- ---------- ---------- ----------
Paul Ashton, Ph.D. .....    10,000     14.4%     $8.00    8/26/09
Thomas J. Smith, M.D. ..       --       --         --         --
Robert W. Shimizu,
 Ph.D. .................     5,000      7.2       8.00    8/26/09

Year-End Option Values

   The following table provides information about the number and value of unexercised options to purchase common stock held on December 31, 1999 by the named executive officers. There was no public market for our common stock on December 31, 1999. Accordingly, we have calculated the values of the unexercised options on the basis of our initial public offering price of
$       per share, less the applicable exercise price, multiplied by the number of shares acquired upon exercise. None of the named executive officers exercised any stock options in 1999.

                         Fiscal Year End Option Values

                            Number of Securities
                           Underlying Unexercised     Value of Unexercised
                           Options at Fiscal Year    In-The-Money Options at
                                     End                 Fiscal Year End
                          ------------------------- -------------------------
Name                      Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- ------------- ----------- -------------
Paul Ashton, Ph.D. .....     7,500       17,500
Thomas J. Smith, M.D. ..     7,500        7,500
Robert W. Shimizu,
 Ph.D. .................    20,000       25,000

Indemnification of Directors and Executive Officers and Limitation on Liability

   Our amended and restated certificate of incorporation to be filed upon completion of this offering provides that our directors will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law. This provision will not prevent our stockholders from obtaining injunctive or other relief against our directors nor does it shield our directors from liability under federal or state securities laws.

   Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to a few very limited exceptions where indemnification is not permitted by applicable law. Our certificate of incorporation also requires us to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding to the fullest extent permitted by the Delaware General Corporation Law. These rights are not exclusive.

Stock Plans

 1997 Stock Option Plan

   Our board of directors and shareholders adopted our 1997 Stock Option Plan in July 1997. We have reserved 300,000 shares of common stock for issuance under the plan. The plan terminates in July 2007, unless terminated earlier by our board of directors.

   Effective upon the closing of this offering the compensation committee of our board of directors will administer the plan. The compensation committee has authority to interpret the plan, grant awards and make all other determinations necessary to administer the plan.

   The plan provides for the grant of both incentive stock options, commonly called ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, commonly called NQSOs. ISOs may be granted only to our employees or employees of a parent or subsidiary. NQSOs may be granted to our employees, directors and consultants. Generally, the exercise price of ISOs must be at least equal to the fair market value of our common stock on the date of grant. Any grant of an ISO to a holder of 10% or more of our outstanding shares of common stock must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of our common stock on the date of grant. Options granted under the plan have a maximum term of 10 years. Options granted under the plan may not be transferred other than by will or by the laws of descent and distribution. They generally also must be exercised during the lifetime of the optionee and only by the optionee.

   The plan also provides for the grant of stock appreciation rights, commonly called SARs. Each SAR entitles the holder to receive upon exercise the increase in the value of one share of our common stock from the date of grant to the date of exercise.

   Options or SARs granted under the plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options or SARs generally may be exercised up to 12 months following the date of death. If we are dissolved or liquidated or experience a "change in control," all options and SARs granted under the plan will become exercisable, then terminate, unless the successor corporation, if any, assumes or substitutes for outstanding awards.

 408(k) Plan

   In 1997, we adopted a Salary Reduction Simplified Employee Pension Plan under Section 408(k) of the Internal Revenue Code for all employees who earn at least $3,000 in gross salary per year. A participant may contribute up to a maximum of $6,000 of his or her salary annually, subject to some limitations. The Company matches employee contributions at a rate of 3% of the employee's annual salary, up to a maximum of $6,000 per employee. For the year ended December 31, 1999, we contributed approximately $30,000 to the plan in matching contributions.

 401(k) Plan

   We are in the process of implementing a 401(k) defined contribution plan covering substantially all full-time employees.

                           RELATED PARTY TRANSACTIONS

   Bausch & Lomb, from which we receive substantially all of our revenues, owns 600,000 shares of our common stock. In addition, Stephen McCluski, a member of our board of directors, is the Chief Financial Officer of Bausch & Lomb. Under a license agreement we entered into on December 3, 1992, originally with Chiron Vision Corporation, Bausch & Lomb has exclusive rights to market and sell our Vitrasert product and pays us royalties on these sales. Under a license agreement entered into on June 9, 1999, Bausch & Lomb has the exclusive right to market and sell any products we develop for the treatment of eye disease, including our Aeon products under development for the treatment of diabetic macular edema, uveitis and age-related macular degeneration.

   Effective January 1, 2001, we amended the June 9, 1999 license agreement to provide that we will manufacture Aeon products for Phase III clinical trials and expand our commercial manufacturing capacity in exchange for $5.4 million, payable over the next two years.

   In June 1999, we entered into a Stock Option and Purchase Agreement with Bausch & Lomb under which Bausch & Lomb had an option to purchase shares of preferred stock. Bausch & Lomb never exercised its option to purchase these shares. In June 2000, we terminated this agreement.

   Under a bridge financing agreement, on the following dates, we issued the indicated number of shares of our common stock to Bausch & Lomb, at the fair market value on the date of issue, for aggregate consideration of $1,250,000:

   Date of Issuance                                             Number of Shares
   ----------------                                             ----------------
   April 15, 1998..............................................      40,800
   June 10, 1998...............................................      25,100
   September 10, 1998..........................................      20,360
   December 10, 1998...........................................      15,570
   February 10, 1999...........................................      17,505

   On June 9, 2000 we redeemed 119,335 shares of our common stock held by Bausch & Lomb in exchange for aggregate consideration valued at $1,250,000, consisting of cash and waivers of license fees otherwise due to us.

   Vincent Manopoli is a former director and officer who held in excess of 5% of our outstanding shares until June 15, 2000. On January 10, 1999, we redeemed 6,500 shares of our common stock held by Mr. Manopoli for $65,000. On June 15, 2000, we redeemed 153,500 shares of our common stock held by Mr. Manopoli in exchange for $150,000 and a note in the amount of $2,065,005. We have satisfied our obligations under this note. Mr. Manopoli no longer holds in excess of 5% of our outstanding stock.

   Under agreements with the University of Kentucky Research Foundation, or the UKRF, Drs. Ashton and Smith receive a portion of the royalties received by the UKRF from us for technology we have licensed from the UKRF. These royalties pertain to technology developed by Drs. Ashton and Smith while they were performing research at the University of Kentucky. During fiscal 1999, these royalties totaled $75,376 for Dr. Ashton and $25,376 for Dr. Smith. During fiscal 1998, these royalties totaled $46,537 for Dr. Ashton and $46,537 for Dr. Smith. During fiscal 1997, these royalties totaled $45,306 for Dr. Ashton and $45,306 for Dr. Smith.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of November 30, 2000 by the following persons:

  . each stockholder known by us to own beneficially more than 5% of our common stock,

  . each of our directors,

  . each of the named executive officers, and

  . all directors and executive officers as a group.

   This table lists applicable percentage ownership based on 2,552,300 shares of common stock outstanding as of November 30, 2000, and also lists applicable
percentage ownership based on      shares of common stock outstanding after
completion of this offering. Percentage ownership assumes conversion of all shares of preferred stock outstanding as of November 30, 2000 into shares of common stock, which will occur upon the closing of this offering.

   We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of November 30, 2000 to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

   The address for each listed director and officer is c/o Control Delivery Systems, Inc., 313 Pleasant Street, Watertown, Massachusetts 02472. The address for Bausch & Lomb Incorporated is One Bausch & Lomb Place, Rochester, NY 14604. The address for Essex Woodlands Health Ventures is 190 South LaSalle Street, Suite 2800, Chicago, IL 60603.

                                                     Percentage of Shares
                                                          Outstanding
                                                     ------------------------
                                   Number of Shares    Before        After
Name of Beneficial Owner          Beneficially Owned  Offering      Offering
------------------------          ------------------ ----------    ----------
Bausch & Lomb Incorporated......        600,000              23.5%
Paul Ashton (1).................        574,583              22.4
Thomas J. Smith (2).............        557,250              21.8
Essex Woodlands Health Ventures
 (3)............................        186,081               7.3
Robert W. Shimizu (4) ..........         31,667               1.2
Alan L. Crane (5)...............         10,000                 *
James L. Currie (6).............        186,081               7.3
Stephen C. McCluski (7).........        600,000              23.5
All directors and officers as a
 group
 (9 persons)(1)(2)(4)(5)(6)(7)...     1,965,831              76.0%

--------
 *  Less than 1% of the outstanding shares of common stock.

(1) Includes 27,720 shares held by the Paul Ashton Family Irrevocable Trust, 19,055 shares held by the Paul Ashton Children's Irrevocable Trust and 14,583 shares issuable upon the exercise of options that are or will become exercisable within 60 days of November 30, 2000. In addition to these shares, Dr. Ashton serves as trustee for the Thomas J. and Ellen Doble-Smith Family Irrevocable Trust. Because the beneficiaries of these trusts are family members of Dr. Smith, we have included them as owned by Dr. Smith and not by Dr. Ashton.

(2) Includes 93,555 shares held by Thomas J. and Ellen Doble-Smith Family Irrevocable Trust, 4,200 shares held by the Thomas J. and Ellen Doble-Smith Trusts for Minors and 6,250 shares issuable upon the exercise of options that are or will become exercisable within 60 days of November 30, 2000. In addition to these shares, Dr. Smith serves as trustee for the Paul Ashton Family Irrevocable Trust and for the Paul Ashton Children's Irrevocable Trust. Because the beneficiaries of these trusts are family members of Dr. Ashton, we have included them as owned by Dr. Ashton and not by Dr. Smith.
(3) Includes 148,865 shares held by Essex Woodlands Health Ventures Fund V, LP and 37,216 shares held by Essex Woodlands Health Ventures Fund IV, LP.
(4) Includes 11,667 shares issuable upon the exercise of options that are or will become exercisable within 60 days of November 30, 2000.
(5) Includes 2,400 shares held by three family members of Mr. Crane, and 2,000 shares issuable upon the exercise of options that are or will become exercisable within 60 days of November 30, 2000.
(6) Includes 186,081 shares held by entities affiliated with Essex Woodlands Health Ventures, with which Mr. Currie is affiliated. Mr. Currie disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.
(7) Includes 600,000 shares held by Bausch & Lomb Incorporated, of which Mr. McCluski is an executive officer. Mr. McCluski disclaims beneficial ownership of these shares.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and by-laws, which we have included as exhibits to the registration statement of which this prospectus forms a part.

Preferred Stock

   As of November 30, 2000, there were 641,642 shares of Series A convertible preferred stock outstanding. Upon the closing of this offering, all outstanding shares of Series A convertible preferred stock will convert into shares of common stock. The board of directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

Common Stock

   As of November 30, 2000, there were 1,910,658 shares of common stock outstanding, held of record by 35 stockholders. In addition, as of November 30, 2000, there were 207,092 shares of common stock subject to outstanding options.
Upon completion of this offering, there will be         shares of common stock
outstanding, assuming no exercise of outstanding stock options and conversion of all outstanding shares of preferred stock into common stock.

   Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock will receive ratably any dividends that the board of directors may declare out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of preferred stock that may be outstanding. The common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock that we will issue upon completion of this offering will be fully paid and non-assessable.

Warrants

   In August 2000, we issued warrants to purchase 37,402 shares of common stock at a weighted average exercise price of $53.74 per share which are exercisable until one year from the closing of this offering or April 7, 2002, whichever is earlier.

Registration Rights

   We have granted registration rights to holders of almost all of our capital stock. Beginning 180 days after this offering, holders of 30% of the stock entitled to registration rights, other than

Drs. Smith and Ashton, may require that we register shares of common stock with an aggregate value of at least $10.0 million. We are not obligated to effect more than two required registrations in total or more than one in any 12-month period. In addition, holders of registration rights may require us to register their shares any time we propose a registered offering, subject to our right to decrease the number of shares included if market conditions prevent the registration of all shares. Twelve months after this offering, holders of registration rights may request that we register their shares on Form S-3, provided that each proposed registration exceeds $2.5 million. Holders of registration rights may not require us to register shares on Form S-3 more than twice in any 12-month period or more than once in any six-month period.

   If our board of directors determines that a registration would be materially detrimental to us, we may suspend these rights for up to 180 days, but we may not do so more than once in any one-year period. Registration rights are transferable, provided the transferee agrees to be bound by the terms of our registration rights agreement and is an affiliate of an existing holder of registration rights or acquires at least 10% of the shares entitled to registration rights initially held by the transferor. We must bear all expenses associated with the filing of registration statements on behalf of holders of registration rights except for underwriting discounts and selling commissions.

Anti-Takeover Provisions

 Delaware Law

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person becomes an interested stockholder, unless:

  . the corporation's board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the time the person attained this status,

  . upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, or

  . at or subsequent to the time the person became an interested stockholder, the corporation's board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

   A "business combination" generally includes a merger, asset or stock sale or other transaction with or caused by the interested stockholder. In general, an "interested stockholder" is a person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

   This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

 Certificate of Incorporation and By-law Provisions

   Board of Directors. Our amended and restated certificate of incorporation will divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.

   Stockholder Meetings. Under our by-laws to be effective upon the closing of this offering, special meetings of the stockholders may be called only by the board of directors, the chairman of the board or the chief executive officer. Our by-laws will also provide that stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements. Finally, our certificate of incorporation and by-laws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if properly brought before the meeting, and may not be taken by written consent in lieu of a meeting. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of us.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. The transfer agent's address is 40 Wall Street, New York, NY 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

   Upon completion of the offering, we will have      outstanding shares of
common stock, outstanding options to purchase      shares of common stock and
outstanding warrants to purchase      shares of common stock, assuming no
additional option or warrant grants or exercises after       . Of the
shares sold in the offering,      shares will be subject to the lock-up
agreements described below assuming that we sell all shares reserved under our directed share program to the entities or persons for whom these shares have
been reserved. We expect that the remaining      shares sold in the offering,
plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% or greater stockholders.

   The remaining      shares outstanding and      shares subject to outstanding
options and warrants are "restricted securities" within the meaning of Rule
144. Restricted securities may be sold in the public market only if the sale is registered or if it qualifies for an exemption from registration, or if the securities can be sold under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

Lock-Up Agreements

   We, our directors, officers, and various other stockholders and employees, who together hold substantially all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived. Assuming that Deutsche Bank Securities Inc. does not release any securityholders from the lock-up agreements, the following shares will be eligible for sale in the public market at the following times:

  .  Beginning on the effective date of the registration statement of which
     this prospectus forms a part,      of the      shares sold in this
     offering will be immediately available for sale in the public market.

  .  Beginning      days after the effective date, an additional      shares
     will be eligible for sale pursuant to Rule 144, Rule 144(k) and Rule
     701.

Rule 144

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding, which will
     equal approximately      shares immediately after this offering, and

  . the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 ninety days after effectiveness without complying with the holding period requirement and that non-affiliates may sell these shares in reliance on Rule 144 ninety days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Employee Plans

   We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our 1997 Stock Option Plan. As a result, any options or rights exercised under our 1997 Stock Option Plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule
144, unless otherwise resellable under Rule 701. As of          , we had
granted options to purchase          shares of common stock to employees that
had not been exercised, of which options to purchase         shares were
exercisable. See "Management--Employee Benefits Plans" and "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Banc of America Securities LLC and SG Cowen Securities Corporation, have severally agreed to purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                        Number
Underwriters                                                           of Shares
------------                                                           ---------
Deutsche Bank Securities Inc. ........................................
Banc of America Securities LLC........................................
SG Cowen Securities Corporation.......................................
                                                                        ------
  Total...............................................................
                                                                        ======

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock we are offering are subject to conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if they purchase any of these shares.

   The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price shown on the cover of this prospectus and to dealers at a
price that represents a concession not in excess of $     per share under the
public offering price. The underwriters may allow, and these dealers may re-
allow, a concession of not more than $     per share to other dealers. After
the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option, exercisable not later than 30
days after the date of this prospectus, to purchase up to      additional
shares of common stock at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

   The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and
commissions are   % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                      Total Fees
                                      -------------------------------------------
                                       Without Exercise of  With Full Exercise of
                        Fee Per Share Over-Allotment Option Over-Allotment Option
                        ------------- --------------------- ---------------------
Discounts and
 commissions paid by
 us....................    $                 $                     $

   In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $    .

   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

   Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designated to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. They may give this consent at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters except that without such consent we may grant options and sell shares pursuant to our stock option plan and we may issue shares of our common stock in connection with a strategic partnering transaction or in exchange for all or substantially all of the equity or assets of a company in connection with a merger or acquisition. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short sales position in our common stock for their own account. A short sales position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. A short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made for an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters will have to close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Accordingly, to cover these short sales positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise.

   Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   At our request, the underwriters have reserved for sale at the initial
public offering price up to            shares of our common stock being sold in
this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

   A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are:

  .  prevailing market conditions,

  .  our results of operations in recent periods,

  .  the present stage of our development,

  . the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business, and

  .  estimates of our business potential.

   Deutsche Bank Securities Inc. acted as a placement agent in connection with the private placement of our Series A convertible preferred stock and, in connection with that placement received compensation consisting of cash and warrants to purchase our common stock. In addition, several employees of Deutsche Bank Securities Inc. purchased a total of 4,652 shares of the Series A convertible preferred stock on the same terms as those on which such securities were offered to other investors in the Series A placement. These shares will
convert automatically into          shares of our common stock upon the
completion of this offering.

                            VALIDITY OF COMMON STOCK

   The validity of the common stock offered hereby will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland has represented the underwriters in this offering. Attorneys of Ropes & Gray own 4,652 shares of our common stock through a collective investment vehicle.

                                    EXPERTS

   The financial statements as of December 31, 1998, 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act concerning the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement or its exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and to its attached exhibits and schedules. Statements made in this prospectus concerning the contents of any document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

   You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and at 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain information on the operation of these reference facilities by calling the Commission at 1 (800) SEC-0330. You may obtain copies of all or any part of our registration statement from the Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information that we file electronically with the Commission without charge at the Commission's Internet site, http://www.sec.gov.

   We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors.

                         CONTROL DELIVERY SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Independent Accountants..........................................  F-2

Balance Sheets as of December 31, 1998 and 1999 and unaudited as of
 September 30, 2000 and unaudited pro forma as of September 30, 2000.......  F-3

Statements of Operations for the years ended December 31, 1997, 1998 and
 1999 and for the nine months ended September 30, 1999 and 2000
 (unaudited)...............................................................  F-4

Statements of Changes in Stockholders' Deficit for the years ended December
 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2000
 (unaudited)...............................................................  F-5

Statements of Cash Flows for the years ended December 31, 1997, 1998 and
 1999 and for the nine months ended September 30, 1999 and 2000
 (unaudited)...............................................................  F-6

Notes to Financial Statements..............................................  F-7

                       Report of Independent Accountants

To the Board of Directors and Stockholders ofControl Delivery Systems, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Control Delivery Systems, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 1, 2000, except as to
the information in note 14,
for which the date is
December 15, 2000

                         CONTROL DELIVERY SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                    Pro Forma
                                                                  Stockholders'
                               December 31,                         Equity at
                          ------------------------  September 30, September 30,
                             1998         1999          2000          2000
                          -----------  -----------  ------------- -------------
                                                            (unaudited)
Assets
Current assets:
 Cash and cash
  equivalents...........  $   129,319  $ 1,143,763   $31,027,652
 Accounts receivable....      118,999       99,111        96,000
 Other current assets...        1,500       13,000        32,450
                          -----------  -----------   -----------
   Total current
    assets..............      249,818    1,255,874    31,156,102
Property and equipment,
 net....................       26,046      256,066       802,926
Other assets (Note 12)..       10,000       13,125        48,334
                          -----------  -----------   -----------
    Total assets........  $   285,864  $ 1,525,065   $32,007,362
                          ===========  ===========   ===========
Liabilities and
 Stockholders' Deficit
Current liabilities:
 Accounts payable.......  $   296,671  $   340,398   $   969,973
 Accrued expenses.......       39,551      108,382        92,087
 Accrued royalties......       61,100       65,564        48,000
 Accrued payroll,
  officers..............      215,696          --            --
 Deferred revenue.......      121,352    1,263,761     1,726,004
                          -----------  -----------   -----------
   Total current
    liabilities.........      734,370    1,778,105     2,836,064
Commitments (Note 9)
Series A redeemable
 convertible preferred
 stock, $0.01 par value;
 no shares authorized,
 issued and outstanding
 December 31, 1998 and
 1999; 650,000 shares
 authorized, 641,642
 shares issued and
 outstanding September
 30, 2000; no shares
 authorized, issued and
 outstanding pro forma
 September 30, 2000.
 (Liquidation value at
 September 30, 2000
 $34,481,841) ..........          --           --     31,258,054   $       --
                          -----------  -----------   -----------   -----------
Stockholders' (deficit)
 equity:
 Undesignated preferred
  stock, $0.01 par
  value; no shares
  authorized, issued
  and outstanding
  December 31, 1998;
  100,000 shares
  authorized, no shares
  issued and
  outstanding December
  31, 1999; 1,350,000
  shares authorized, no
  shares issued and
  outstanding September
  30, 2000; 20,000,000
  shares authorized, no
  shares issued and
  outstanding and pro
  forma September 30,
  2000..................
 Common stock, $0.01
  par value; 3,000,000
  shares authorized,
  2,101,830 shares
  issued and
  outstanding December
  31, 1998; 3,000,000
  shares authorized,
  2,119,335 shares
  issued and
  outstanding December
  31, 1999; 3,000,000
  shares authorized,
  1,847,500 shares
  issued and
  outstanding September
  30, 1999; 100,000,000
  shares authorized,
  2,489,142 shares
  issued and
  outstanding pro forma
  September 30, 2000....       21,018       21,193        18,475        24,891
 Additional paid-in
  capital...............    1,604,652    2,009,787     1,561,000    32,812,638
 Deferred stock
  compensation..........          --      (116,173)     (404,830)     (404,830)
 Accumulated deficit....   (2,074,176)  (2,167,847)   (3,261,401)   (3,261,401)
                          -----------  -----------   -----------   -----------
   Total stockholders'
    (deficit) equity....     (448,506)    (253,040)   (2,086,756)  $29,171,298
                          -----------  -----------   -----------   ===========
    Total liabilities
     and stockholders'
     deficit............  $   285,864  $ 1,525,065   $32,007,362
                          ===========  ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         CONTROL DELIVERY SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                               For the Nine Months
                          For the Years Ended December 31,     Ended September 30,
                          ----------------------------------  ----------------------
                             1997        1998        1999        1999        2000
                          ----------  ----------  ----------  ----------  ----------
                                                                   (unaudited)
Revenues:
 Royalties..............  $1,108,742  $  638,005  $  496,378  $  364,002  $  283,041
 License fees and
  collaborative research
  and development.......         --          --    1,889,537   1,148,052   3,282,612
 Government research
  grants................     240,266     476,602     399,512     264,934     610,000
                          ----------  ----------  ----------  ----------  ----------
    Total revenues......   1,349,008   1,114,607   2,785,427   1,776,988   4,175,653
                          ----------  ----------  ----------  ----------  ----------
Operating expenses:
 Royalties..............     491,840     315,185     496,164     430,600     307,911
 Research and
  development...........     844,777   1,155,561   1,549,359     996,377   2,522,674
 General and
  administrative........     413,252     513,547     872,223     630,096   1,251,575
                          ----------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........   1,749,869   1,984,293   2,917,746   2,057,073   4,082,160
                          ----------  ----------  ----------  ----------  ----------
Income (loss) from
 operations.............    (400,861)   (869,686)   (132,319)   (280,085)     93,493
Interest income.........       6,586       3,395      38,648      28,728     337,366
Interest expense........         --          --          --          --      (30,211)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......    (394,275)   (866,291)    (93,671)   (251,357)    400,648
                          ----------  ----------  ----------  ----------  ----------
Accretion on redeemable
 convertible preferred
 stock and warrants.....         --          --          --          --      (78,629)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss)
 attributable to common
 stockholders...........  $ (394,275) $ (866,291) $  (93,671) $ (251,357) $  322,019
                          ==========  ==========  ==========  ==========  ==========
Net income (loss) per
 share:
 Basic..................  $    (0.20) $    (0.42) $    (0.05) $    (0.12) $     0.16
 Diluted................  $    (0.20) $    (0.42) $    (0.05) $    (0.12) $     0.15
Shares used in computing
 net income (loss) per
 share:
 Basic..................   2,000,000   2,050,346   2,065,885   2,065,222   1,952,572
 Diluted................   2,000,000   2,050,346   2,065,885   2,065,222   2,088,858
Unaudited pro forma
 basic and diluted net
 income (loss) per
 share..................                          $    (0.03)             $     0.15
Shares used in computing
 unaudited pro forma net
 income (loss) per
 share:
 Basic..................                           2,707,527               2,594,214
 Diluted................                           2,707,527               2,730,500

   The accompanying notes are an integral part of these financial statements.

                         CONTROL DELIVERY SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
              For the Years Ended December 31, 1997, 1998 and 1999
          And for the nine months ended September 30, 2000 (unaudited)

                            Common Stock      Additional    Deferred                        Total
                          ------------------   Paid-in        Stock       Accumulated   Stockholders'
                           Shares    Amount    Capital    Compensation      Deficit        Deficit
                          ---------  -------  ----------  -------------  -------------  -------------
Balance at December 31,
 1996...................    100,000  $ 1,000  $  605,250  $         --   $    (813,610) $    (207,360)
Stock dividend..........  1,900,000   19,000     (19,000)           --             --             --
Compensation expense
 associated with stock
 options................        --       --        4,214            --             --           4,214
Net loss................        --       --          --             --        (394,275)      (394,275)
                          ---------  -------  ----------  -------------  -------------  -------------
Balance at December 31,
 1997...................  2,000,000   20,000     590,464            --      (1,207,885)      (597,421)
Sale of common stock....    101,830    1,018     998,982            --             --       1,000,000
Compensation expense
 associated with stock
 options................        --       --       15,206            --             --          15,206
Net loss................        --       --          --             --        (866,291)      (866,291)
                          ---------  -------  ----------  -------------  -------------  -------------
Balance at December 31,
 1998...................  2,101,830   21,018   1,604,652            --      (2,074,176)      (448,506)
Sale of common stock....     17,505      175     249,825            --             --         250,000
Deferred compensation
 related to employee
 stock option grants....        --       --      128,687       (128,687)           --             --
Amortization of deferred
 stock compensation.....        --       --          --          12,514            --          12,514
Compensation expense
 associated with stock
 options................        --       --       26,623            --             --          26,623
Net loss................        --       --          --             --         (93,671)       (93,671)
                          ---------  -------  ----------  -------------  -------------  -------------
Balance at December 31,
 1999...................  2,119,335   21,193   2,009,787       (116,173)    (2,167,847)      (253,040)
Purchase and retirement
 of Company's common
 stock (Note 7).........   (279,335)  (2,793) (2,033,010)           --      (1,494,202)    (3,530,005)
Issuance of warrants in
 conjunction with
 redeemable convertible
 preferred stock
 offering, at fair
 value..................        --       --    1,098,082            --             --       1,098,082
Accretion of redeemable
 convertible preferred
 stock to redemption
 value..................        --       --      (78,629)           --             --         (78,629)
Exercise of employee
 stock options..........      7,500       75      89,925            --             --          90,000
Deferred compensation
 related to employee
 stock option grants....        --       --      330,590       (330,590)           --             --
Amortization of deferred
 stock compensation.....        --       --          --          41,933                        41,933
Compensation expense
 associated with stock
 options................        --       --      144,255            --             --         144,255
Net income..............        --       --          --             --         400,648        400,648
                          ---------  -------  ----------  -------------  -------------  -------------
Balance at September 30,
 2000 (unaudited).......  1,847,500  $18,475  $1,561,000  $    (404,830) $  (3,261,401) $  (2,086,756)
                          =========  =======  ==========  =============  =============  =============

   The accompanying notes are an integral part of these financial statements.

                         CONTROL DELIVERY SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                Nine Months Ended
                         For the Years Ended December 31,         September 30,
                         -----------------------------------  -----------------------
                           1997         1998         1999        1999        2000
                         ---------   -----------  ----------  ----------  -----------
                                                                   (unaudited)
Cash flows from
 operating activities:
 Net income (loss).....  $(394,275)  $  (866,291) $  (93,671) $ (251,357) $   400,648
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation..........     17,881        15,911      22,140      11,602       76,520
 Compensation expense
  associated with stock
  options..............      4,214        15,206      39,137      22,192      186,188
 License maintenance
  fee offset by common
  stock repurchase.....        --            --          --          --      (303,400)
 Changes in operating
  assets and
  liabilities:
  Accounts receivable..    112,818        85,184      19,888      25,311        3,111
  Other current
   assets..............     30,000        (1,500)    (11,500)      1,500      (19,450)
  Other assets.........        --            --       (3,125)     (3,000)      (9,440)
  Accounts payable.....     19,039       (54,717)     43,727      79,633      379,575
  Accrued expenses.....     25,686        13,866      68,831      (7,784)     (16,295)
  Accrued royalties....    121,390       (60,290)      4,464      49,367      (17,564)
  Deferred revenue.....    (85,499)     (161,261)  1,142,409   1,094,210     (234,357)
                         ---------   -----------  ----------  ----------  -----------
   Net cash provided by
    (used in) operating
    activities.........   (148,746)   (1,013,892)  1,232,300   1,021,674      445,536
                         ---------   -----------  ----------  ----------  -----------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........    (20,101)       (5,093)   (252,160)   (105,947)    (623,380)
                         ---------   -----------  ----------  ----------  -----------
Cash flows from
 financing activities:
 Accrued payroll,
  officers.............    116,273        24,423         --          --           --
 Payment of accrued
  payroll, officers....        --            --     (215,696)    (24,106)         --
 Issuance of note
  receivable to related
  party................        --            --          --          --       (25,769)
 Proceeds from the
  issuance of preferred
  stock, net of
  issuance costs, and
  warrants.............        --            --          --          --    32,277,507
 Payments to purchase
  and retire Company's
  common stock (Note
  7)...................        --            --          --          --      (215,000)
 Payment of note
  payable (Note 7).....        --            --          --          --    (2,065,005)
 Proceeds from the sale
  of common stock......        --      1,000,000     250,000     250,000       90,000
                         ---------   -----------  ----------  ----------  -----------
   Net cash provided by
    financing
    activities.........    116,273     1,024,423      34,304     225,894   30,061,733
                         ---------   -----------  ----------  ----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........    (52,574)        5,438   1,014,444   1,141,621   29,883,889
Cash and cash
 equivalents at
 beginning of period...    176,455       123,881     129,319     129,319    1,143,763
                         ---------   -----------  ----------  ----------  -----------
 Cash and cash
  equivalents at end of
  period...............  $ 123,881   $   129,319  $1,143,763  $1,270,940  $31,027,652
                         =========   ===========  ==========  ==========  ===========
Supplemental disclosure
 of cash flow
 information:
 Cash paid for
  interest.............  $     --    $       --   $      --   $      --   $    30,211
Supplemental disclosure
 of non-cash financing
 activities:
 Purchase and
  retirement of 143,105
  shares of Company's
  common stock for
  issuance of a note
  payable of
  $2,065,005...........                                                   $ 2,065,005
 Purchase and
  retirement of 119,335
  shares of Company's
  common stock for a
  one-time license
  maintenance fee of
  $1,000,000 and
  establishment of
  accounts payable.....                                                   $ 1,250,000

   The accompanying notes are an integral part of these financial statements.

                         CONTROL DELIVERY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
      (Information as of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)

1. The Company

 Nature of Business

   Control Delivery Systems, Inc. (the "Company") designs, develops and manufactures innovative, sustained-release drug delivery products.

   The Company is subject to risks common to companies in the biopharmaceutical industry including, but not limited to, the successful development and commercialization of products, clinical trial uncertainty, fluctuations in operating results and financial risks, potential need for additional funding, protection of proprietary technology and patent risks, compliance with government regulations, dependence on key personnel and collaborative partners, competition, technological and medical risks, customer demand, compliance with Food and Drug Administration and other government regulations, management of growth and effectiveness of marketing by the Company and by third parties.

2. Summary of Significant Accounting Policies

 Change in Company Fiscal Year End

   In November 2000, the Company changed its fiscal year end from November 30 to a calendar year end. Accordingly, previously prepared financial statements have been restated to reflect the revised year end.

 Interim Financial Information

   The financial statements for the nine months ended September 30, 1999 and 2000 are unaudited but include all adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for a fair presentation of the operating results and cash flows for such periods.

 Use of Estimates and Assumptions

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Cash Equivalents

   The Company considers all highly liquid investment instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents, which consist of money market accounts, are stated at cost, which approximates market value.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions which management believes are of high credit quality.

   At December 31, 1998 and 1999 and as of September 30, 2000, 100% of the Company's accounts receivable was due from one customer. Revenue from one customer represented 82%, 57% and 86% of total revenues during the years ended December 31, 1997, 1998 and 1999, and 85% and 85% of total revenues for the nine months ended September 30, 1999 and 2000, respectively.

 Net Income (Loss) Per Common Share

   The Company accounts for and discloses net income (loss) per common share in accordance with Statement of Financial Accounting Standards ("SFAS") 128 "Earnings Per Share," ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net income
(loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income
(loss) per common share ("Diluted EPS") is computed by dividing net income
(loss) by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and the weighted average conversion of the preferred stock into shares of common stock. The calculation of the net income (loss) per share for the years ended December 31, 1997, 1998 and 1999 does not include common stock equivalents as their impact would be antidilutive.

 Comprehensive Income (Loss)

   The Company accounts for comprehensive income (loss) under SFAS 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company had no items of other comprehensive income during the years ended December 31, 1997, 1998 and 1999, or the nine months ended September 30, 1999 and 2000.

 Pro Forma Stockholders' Equity (Unaudited)

   In August 2000, the Board of Directors authorized management of the Company to select underwriters in anticipation of filing a Registration Statement with the Securities and Exchange Commission to sell shares of its common stock in an initial public offering. If the initial public offering contemplated by this Registration Statement raises gross proceeds of $20 million dollars or more at an offering price per share greater than $107.48, all outstanding shares of redeemable convertible preferred stock at September 30, 2000 will convert into 641,642 shares of common stock. Also, on the closing of the initial public offering, the Company expects to file an Amended and Restated Certificate of Incorporation which will authorize the Company to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. The unaudited pro forma balance sheet presentation of Stockholders' Equity has been prepared assuming all preferred stock was converted into common stock at September 30, 2000.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


 Segment Reporting

   SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") requires companies to report information about operating segments in interim and annual financial statements. It also established standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that it operates in only one segment.

 Property and Equipment

   Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leaseholds are amortized over the shorter of the asset life or the lease term. Property and equipment held under capital leases are initially recorded at the lower of the fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease. Repairs and maintenance which do not improve or extend the life of the respective assets are charged to operations. On disposal, the related accumulated depreciation or amortization is removed from the accounts and any resulting gain or loss is included in the results of operations.

 Fair Value of Financial Instruments

   The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, at December 31, 1998 and 1999 and September 30, 2000 approximated their fair value due to the short-term nature of these items.

 Impairment of Long-lived Assets

   The Company evaluates the recoverability of its property and equipment and other long-lived assets when circumstances indicate that an event of impairment may have occurred in accordance with the provisions of SFAS 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets or the business to which such assets relate. Impairment is measured based on the difference between the carrying value of the related assets or businesses and the discounted future cash flows of such assets or businesses. No impairment was required to be recognized for the years ended December 31, 1997, 1998 and 1999, and the nine months ended September 30, 1999 and 2000.

 Revenue Recognition

   The Company enters into licensing and development agreements with collaborative partners for the development of products. The terms of the agreements may include nonrefundable license fees, funding for research and development, payments based on the achievement of certain milestones and royalties on product sales.

   Nonrefundable license fees, milestone payments and collaborative research and development payments under licensing and development agreements are recognized as revenue on a retrospective percentage of completion basis. The cost of the total effort to complete the expected research and

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)

development activities under an agreement is estimated from the commencement date. At each reporting period, the Company determines the cost of the effort that has been incurred to date and divides this amount by the amount of total expected research and development costs under the agreement. Revenue is recognized for license fees, milestone payments and collaborative research and development efforts by multiplying the resulting percentage completion by the total license, milestone and research and development revenue expected to be received under that agreement, less revenue previously recognized. The remainder is spread over the remaining performance period in a similar manner. Total revenue expected to be received under an agreement includes amounts due from the collaborative partner at the time a contingency has been removed and the collaborative partner becomes obligated to make a payment related to achievement of a milestone. Payments received in advance of being earned are recorded as deferred revenue.

   Government research grants are nonrefundable and are recognized as revenue when the related expense is incurred. Revenue recognized under government research grants is recorded consistent with guidelines issued by the governing body issuing the grant.

   Royalty revenue is recognized based on actual sales of licensed products in licensed territories as reported by licensees and is generally recognized in the period the sales occur. If a portion of the royalty revenue relates to sponsored research and development, it is deferred and amortized consistent with retrospective percentage of completion for that contract.

   The Company evaluates all collaborative agreements on a monthly basis to determine the appropriate revenue recognition for that period. The evaluation includes all of the potential revenue components from each specific collaborative agreement.

 Research and Development and Patents

   All research and development costs and costs incurred to secure patents are expensed as incurred.

 Stock-based Compensation

   SFAS 123, "Accounting for Stock-based Compensation," ("SFAS 123") encourages, but does not require, companies to record compensation costs for stock-based employee compensation at fair value. The Company has chosen to adopt SFAS 123 for employees for disclosure purposes only. In accounting for its stock-based compensation plan, the Company applies Accounting Principles Board Opinion No. 25 ("APB 25"), and related interpretations for all awards granted to employees. Under APB 25, when the exercise price of options granted to employees under the plan equals the market price of the common stock on the date of grant, no compensation cost is required. When the exercise price of options granted to employees under the plan is less than the market price of the common stock on the date of grant, related compensation costs are expensed over the vesting period. For stock options granted to nonemployees, the Company recognizes compensation costs in accordance with the requirements of SFAS 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services" ("EITF 96-18"). SFAS 123 and EITF 96-18 require that companies recognize compensation expense for grants of stock, stock options and other equity instruments based on fair value.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


 Income Taxes

   The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, as well as net operating loss carryforwards, and are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets may be reduced by a valuation allowance to reflect the uncertainty associated with their ultimate realization.

 Recent Accounting Pronouncements

   In June 2000, the FASB issued SFAS 138, "Accounting for Certain Derivative Instruments--an amendment of SFAS 133" ("Accounting for Derivative Instruments and Hedging Activities") ("SFAS 138"). This statement amends the accounting and reporting standards for certain derivative instruments and hedging activities. The Company will adopt SFAS 138 in 2001, in accordance with SFAS 137, which deferred the effective date of SFAS 133. The adoption of this standard in 2001 is not expected to have a material impact on the Company's consolidated financial statements.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has retroactively adopted the guidance of SAB 101 for all periods presented in these financial statements.

3. Net Income (Loss) per Share and Unaudited Pro Forma Net Income (Loss) per
Share

   Net income (loss) per share is computed under SFAS 128. Basic net income
(loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Shares used to compute diluted net income (loss) per share differs from shares used to compute basic net income
(loss) per share due to common stock equivalent shares resulting from the assumed exercise of outstanding stock options. Potential common shares from the exercise of warrants are antidilutive for all periods presented and therefore are excluded from the calculation of diluted net income (loss) per share. Pro forma basic and diluted net income (loss) per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had been converted at the beginning of the period.

                        CONTROL DELIVERY SYSTEMS, INC.

       (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


   The following sets forth the computation of basic and diluted net income
(loss) per share:

                                                                 Nine Months Ended
                               Year Ended December 31,             September 30,
                           ----------------------------------  ----------------------
                              1997        1998        1999        1999        2000
                           ----------  ----------  ----------  ----------  ----------
                                                                    (unaudited)
Basic net income (loss)
 per share:
  Net income (loss)
   attributable to common
   stockholders..........  $ (394,275) $ (866,291) $  (93,671) $ (251,357) $  322,019
                           ==========  ==========  ==========  ==========  ==========
  Weighted average number
   of common shares
   outstanding...........   2,000,000   2,050,346   2,065,885   2,065,222   1,952,572
                           ==========  ==========  ==========  ==========  ==========
Basic net income (loss)
 per share...............  $    (0.20) $    (0.42) $    (0.05) $    (0.12) $     0.16
                           ==========  ==========  ==========  ==========  ==========
Diluted net income (loss)
 per share:
  Net income (loss)
   attributable to common
   stockholders and
   assumed conversions...  $ (394,275) $ (866,291) $  (93,671) $ (251,357) $  322,019
                           ==========  ==========  ==========  ==========  ==========
  Weighted average number
   of common shares
   outstanding...........   2,000,000   2,050,346   2,065,885   2,065,222   1,952,572
  Weighted average effect
   of dilutive stock
   options at average
   market value..........         --          --          --          --      136,286
                           ----------  ----------  ----------  ----------  ----------
  Weighted average number
   of common shares
   outstanding assuming
   dilution..............   2,000,000   2,050,346   2,065,885   2,065,222   2,088,858
                           ==========  ==========  ==========  ==========  ==========
Diluted net income (loss)
 per share...............  $    (0.20) $    (0.42) $    (0.05) $    (0.12) $     0.15
                           ==========  ==========  ==========  ==========  ==========

   The following potentially dilutive securities were excluded because their effect was antidilutive:

                                                                 Nine Months Ended
                               Year Ended December 31,             September 30,
                           ----------------------------------  ----------------------
                              1997        1998        1999        1999        2000
                           ----------  ----------  ----------  ----------  ----------
Options..................     100,500     100,500     155,100     137,600         --
Warrants.................         --          --          --          --       37,402
Redeemable convertible
 preferred stock.........         --          --          --          --      641,642

   Pro forma basic and diluted net income per share is computed using the weighted average number of shares of common stock outstanding, including potential dilutive common shares arising from the assumed exercise of outstanding stock options and warrants and conversion of the preferred stock (using the if-converted method), which automatically converts into common stock upon an initial public offering, as if converted at the beginning of the period for both basic and diluted earnings per share.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


   The following sets forth the computation of pro forma net income per share (unaudited):

                                                       For the Year  Nine Months
                                                          Ended         Ended
                                                       December 31, September 30,
                                                           1999         2000
                                                       ------------ -------------
Pro forma net income (loss):
  Net income (loss) attributable to common
   stockholders......................................   $ (93,671)   $  322,019
  Accretion of preferred stock to redemption value...         --         78,629
                                                        ---------    ----------
Pro forma net income (loss)..........................   $ (93,671)   $  400,648
                                                        =========    ==========
Shares used in computing pro forma basic net income
 per share:
  Weighted average number of common shares
   outstanding.......................................   2,065,885     1,952,572
  Weighted average impact of assumed conversion of
   preferred stock at the beginning of the period....     641,642       641,642
                                                        ---------    ----------
Shares used in computing pro forma basic net income
 (loss) per share....................................   2,707,527     2,594,214
                                                        =========    ==========
Basic pro forma net income (loss) per share..........   $   (0.03)   $     0.15
                                                        =========    ==========
Shares used in computing pro forma diluted net income
 per share:
  Weighted average number of common shares
   outstanding.......................................   2,065,885     1,952,572
  Weighted average impact of assumed exercise of
   stock options and conversion of preferred stock at
   the beginning of the period.......................     641,642       777,928
                                                        ---------    ----------
Shares used in computing pro forma diluted net income
 (loss) per share....................................   2,707,527     2,730,500
                                                        =========    ==========
Diluted pro forma net income (loss) per share........   $   (0.03)   $     0.15
                                                        =========    ==========

   Potentially dilutive common shares of 37,402 related to the assumed exercise of the outstanding warrants were excluded from the pro forma diluted calculation because their effect was antidilutive.

4. Property and Equipment

   Property and equipment consist of the following:

                                                  December 31,
                               Estimated Useful ----------------- September 30,
                                 Life (Years)     1998     1999       2000
                               ---------------- -------- -------- -------------
Computer equipment and
 software....................          3        $ 39,549 $ 71,278   $121,692
Office furniture and
 equipment...................          5          11,389   11,389     38,992
Research and development
 equipment...................          5          51,478  179,321    502,331
Leasehold improvements.......          *             --    14,393     43,704
Construction in progress.....                        --    78,195    271,237
                                                -------- --------   --------
                                                 102,416  354,576    977,956
Less accumulated
 depreciation................                     76,370   98,510    175,030
                                                -------- --------   --------
Property and equipment, net..                   $ 26,046 $256,066   $802,926
                                                ======== ========   ========

--------
* Shorter of asset life or lease term.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


   Depreciation and amortization expense was $17,881, $15,911 and $22,140 for the years ended December 31, 1997, 1998 and 1999, respectively. Depreciation expense for the nine months ended September 30, 1999 and 2000 was $11,602 and $76,520, respectively.

5. Preferred Stock

   Preferred stock, $0.01 par value, is issuable in series with rights and preferences designated by series. In June 1999, the Board of Directors designated 50,000 shares as Series A redeemable preferred stock and the Company granted a stockholder an option to purchase up to 50,000 shares of this series at an aggregate price of up to $50 million, subject to reduction for payments made pursuant to a licensing and development agreement. The shares were not transferrable and were redeemable at their purchase price at the option of the Company or a majority of the holders under various circumstances. In July 2000, the option was terminated and the Company eliminated the series.

   In August 2000, the Board of Directors designated 650,000 shares as Series A convertible preferred stock ("Series A"). Also, in August 2000, the Company sold 641,642 of these Series A shares to third-party investors at $53.74 per share for a total of $31,179,425 in cash, net of issuance costs of $3,302,416, including cash costs of $2,204,334 and the fair value of warrants in the amount of $1,098,082 issued in conjunction with the preferred stock offering. The carrying value of the Series A preferred stock is being accreted to the liquidation value on a straight-line basis through the first redemption date of August 2007.

   Series A stockholders vote together with the common stockholders as a single class. Series A stock is convertible into common stock on a one-for-one basis subject to anti-dilution adjustments and is entitled to non-cumulative dividends when and if declared, at the annual rate of $4.30 per share. Holders of a majority of the outstanding Series A shares may elect on and after August 8, 2007 to have the Company redeem all then outstanding Series A shares at the issue price plus any accrued and unpaid dividends. On liquidation, the holders of the Series A shares are entitled to a liquidation preference equal to the issue price plus all accrued and unpaid dividends. The Series A shares outstanding will automatically be converted into shares of common stock upon the earliest of (1) the closing by the Company of a public offering raising gross proceeds of $20 million or more at an offering price per share greater than or equal to 200% of the conversion price ($53.74, prior to any adjustments), (2) following completion of a public offering not triggering conversion under (1) above, the date on which the average closing price of the common stock has exceeded 200% of the issue price of the Series A preferred stock for any 20 consecutive trading days, and (3) the receipt by the Company of a written consent of the holders of at least 66 2/3% of the Series A preferred stock then outstanding or conversion of at least 66 2/3% of the Series A preferred stock originally issued.

6. Warrants

   In connection with its issuance of the Series A preferred stock, the Company issued warrants to a third party to purchase up to 37,402 shares of the Company's common stock at an exercise price of $53.74 per share. The warrants expire upon the earlier of April 7, 2002, or 12 months following the Company's initial public offering.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


   The net proceeds from the issuance of Series A preferred stock were allocated between these warrants and the Series A preferred stock based on their respective fair values. The fair value of the warrants was determined using the Black-Scholes pricing model and $1,098,082 was recorded in equity as additional paid-in capital and as a discount on the preferred stock. The discount is to be amortized to additional paid-in capital.

7.Common Stock

   In 1998 and 1999, Bausch & Lomb Incorporated ("Bausch & Lomb") purchased 101,830 and 17,505 shares of common stock for $1,000,000 and $250,000, respectively. In April 1998, the Company gave Bausch & Lomb the right to pay license fees and royalties owed to the Company by transferring these shares of common stock back to the Company at their original purchase price, and Bausch & Lomb gave the Company the right to require payment of royalties due from Bausch & Lomb with such shares at such price. In June 2000, these agreements were terminated, and Bausch & Lomb sold all of these shares to the Company in consideration of the waiver of the payment of $1,000,000 in license maintenance fees and a $250,000 cash payment made in November 2000 by the Company. After this transaction, Bausch & Lomb continues to own 600,000 shares of common stock which it or one of its subsidiaries has held since 1992.

   In September 1999, the Company gave a shareholder a right to require the Company to repurchase over a period of years up to 200,000 shares at $10.00 per share. Prior to 2009, the Company had a right to purchase such shares at $14.43 with cash and a promissory note. In January 2000, the Company purchased 6,500 shares for cash at $10.00 per share. On June 15, 2000, the Company and the shareholder terminated this agreement and the Company purchased 153,500 shares at a price of $14.43 per share. The Company paid $150,000 in cash and $2,065,005 with an 8.75% promissory note due June 2001, secured by 143,105 shares of the Company's common stock. In August 2000, the Company paid the principal amount of the note, plus interest.

8.Stock Option Plan

   In July 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan") under which up to 300,000 shares may be issued. The 1997 Plan provides for the grant of incentive stock options ("ISOs") as well as nonqualified options to employees, directors and other individuals providing services to the Company. The Board of Directors determines the term of each option, exercise price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options and the vesting period over which each option is exercisable. The exercise price for ISOs cannot be less than the fair market value per share of the underlying common stock on the date granted. The exercise price for ISOs granted to holders of more than 10% of the voting stock of the Company cannot be less than 110% of the fair market value per share of the underlying common stock on the grant date. The term of ISOs cannot exceed ten years. The term of ISOs granted to holders of more than 10% of the voting stock of the Company cannot exceed five years. A total of 300,000 shares of common stock have been reserved for issuance upon the exercise of options granted under the 1997 Plan.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


   A summary of the status of options granted to employees under the Company's stock option plan as of December 31, 1997, 1998 and 1999 and changes during the years then ended is presented below:

                                   1997            1998             1999
                              --------------- --------------- -----------------
                                     Weighted        Weighted          Weighted
                                     Average         Average           Average
                                     Exercise        Exercise          Exercise
                              Shares  Price   Shares  Price   Shares    Price
                              ------ -------- ------ -------- -------  --------
Outstanding at beginning of
 year........................    --   $ --    95,500  $6.25    95,500   $6.25
  Granted.................... 95,500   6.25      --     --     69,600    9.01
  Exercised..................    --     --       --     --        --      --
  Canceled...................    --     --       --     --    (15,000)   6.25
                              ------  -----   ------  -----   -------   -----
Outstanding at end of year... 95,500  $6.25   95,500  $6.25   150,100   $7.53
                              ======  =====   ======  =====   =======   =====
Outstanding and exercisable
 at year end.................    --   $ --    23,875  $6.25    47,750   $7.15
Weighted average grant date
 fair value:
  Options granted at fair
   value.....................         $1.94           $ --              $3.48
  Options granted at less
   than fair value...........         $ --            $ --              $2.73

   The following table summarizes information about employee stock options outstanding at December 31, 1999:

                        Options Outstanding                Options Exercisable
              ------------------------------------------  -----------------------
                            Weighted Average   Weighted                 Weighted
 Exercise                      Remaining       Average                  Average
   Price        Number      Contractual Life   Exercise     Number      Exercise
 Per Share    Outstanding      (In Years)       Price     Exercisable    Price
-----------   -----------   ----------------   --------   -----------   --------
  $ 6.25         80,500           7.72          $ 6.25      40,250       $ 6.25
    8.00         52,100           9.65            8.00         --           --
   12.00         17,500           9.86           12.00       7,500        12.00
                -------                                     ------
$6.25-12.00     150,100           8.64          $ 7.53      47,750       $ 7.15
                =======                                     ======

   During 1999, the Company granted some options to employees of the Company at less than fair market value. Under APB 25, the Company recorded stock-based compensation expense of $12,514 for the year ended December 31, 1999, and $3,129 and $41,933 for the nine months ended September 30, 1999 and 2000, respectively.

   During 1997, the Company granted 5,000 options to a nonemployee. Under EITF 96-18, the Company recorded compensation expense of $4,214, $15,206 and $26,623 for fiscal years ended December 31, 1997, 1998 and 1999, respectively, and $19,063 and $144,255 for the nine months ended September 30, 1999 and 2000, respectively.

   There were 144,900 shares reserved for future option grants as of December 31, 1999.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)

   If compensation costs for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and net loss per share for the years ended December 31, 1997, 1998 and 1999 would have increased to the pro forma amounts shown below:

                                                 Year Ended December 31,
                                              -------------------------------
                                                1997       1998       1999
                                              ---------  ---------  ---------
Net loss as reported......................... $(394,275) $(866,291) $ (93,671)
Pro forma net loss...........................  (394,275)  (912,676)  (166,177)
Basic and diluted net loss per share as
 reported....................................     (0.20)     (0.42)     (0.05)
Pro forma basic and diluted net loss per
 share.......................................     (0.20)     (0.45)     (0.08)

   The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions:

                                                 Year Ended December 31,
                                              -------------------------------
                                                1997       1998       1999
                                              ---------  ---------  ---------
Expected option term (in years)..............   8.0         --       5.0-6.0
Risk-free interest rate......................   5.9%        --      5.5%-5.9%
Expected dividend yield......................   None        --        None

9. Commitments

   The Company leases its office facilities under noncancelable operating lease agreements which expire through November 30, 2003. Under the terms of the facilities leases, the Company is obligated to pay its pro rata share of real estate taxes, utilities, insurance and common operating costs as well as base rents. The facilities leases contain renewal provisions.

   Future minimum lease payments under noncancelable operating leases as of December 31, 1999 are as follows:

                                                                       Operating
   Fiscal Year                                                          Leases
   -----------                                                         ---------
   2000............................................................... $205,667
   2001...............................................................  202,580
   2002...............................................................  199,498
   2003...............................................................  194,388
                                                                       --------
     Total minimum lease payments..................................... $802,133
                                                                       ========

   Rental expense associated with operating leases was $48,745, $70,920 and $90,449 for the years ended December 31, 1997, 1998 and 1999, respectively, and $52,233 and $146,863 for the nine months ended September 30, 1999 and 2000, respectively. During February 2000, the Company leased additional office facilities under a noncancelable operating lease which expires in 2003 with annual rentals of $133,800.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


10. Income Taxes

   At December 31, 1999, the Company had federal and state net operating loss carryforwards ("NOL") of approximately $334,000 and $252,000, respectively, which expire at various dates through 2018. These net operating loss carryforwards may be used to offset future federal and state taxable income tax liabilities. Based upon the Internal Revenue Code and changes in company ownership, utilization of the NOL may be subject to an annual limitation.

   The components of the Company's net deferred tax asset are as follows:

                                                      Year Ended December 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
Depreciation......................................... $    (3,133) $    (4,564)
Deferred revenue.....................................      48,868      508,917
Federal and state NOL................................     386,351      129,454
Other................................................      99,689      123,820
                                                      -----------  -----------
 Total deferred tax asset............................     531,775      757,627
Valuation allowance..................................    (531,775)    (757,627)
                                                      -----------  -----------
 Net deferred tax asset.............................. $       --   $       --
                                                      ===========  ===========

   A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been recorded for the full amount of the deferred tax asset due to the uncertainty of realization.

11. Agreements

 University of Kentucky Research Foundation ("UKRF")

   UKRF has granted the Company exclusive, worldwide rights to make, use, sell and sublicense products using certain United States and related foreign patents. The Company is required to pay royalties at various percentages of net sales or net royalties it receives. Under these agreements, the Company recorded royalty expense totaling $491,840, $315,185 and $496,164 for the fiscal years ended December 31, 1997, 1998 and 1999, respectively. The Company also recorded royalty expense of $430,600 and $307,911 for the nine months ended September 30, 1999 and 2000, respectively.

   Two officers of the Company previously held academic positions at UKRF and pursuant to agreements between them and UKRF, a portion of the royalties paid to UKRF were disbursed to them as sub-royalties as follows: $90,612, $93,074, $100,752, $50,752, and $44,320 in 1997, 1998, 1999 and the nine months ended
September 30, 1999 and 2000, respectively.

 Strategic Collaborations

   In December 1992, the Company entered into a license and development agreement with Chiron Vision Corporation ("Chiron") with respect to the Company's first commercialized product, Vitrasert. Bausch & Lomb acquired Chiron in 1997. Under the terms of the agreement, Bausch & Lomb has exclusive worldwide rights to make, use and sell Vitrasert and other products utilizing the licensed patents for the treatment of conditions of the eye, for which the Company receives royalty

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)

payments on worldwide net sales. Bausch & Lomb may terminate the agreement without cause upon 180 days' written notice. Royalty payments earned from Bausch & Lomb were $1,108,742, $638,005 and $496,378 for the fiscal years ended December 31, 1997, 1998, 1999, and $364,002 and $283,041 for the nine months ended September 30, 1999 and 2000, respectively.

   In June 1999, the Company and Bausch & Lomb entered into a license and development agreement with respect to treatment of conditions of the eye. The Company granted Bausch & Lomb an exclusive, worldwide license to make, use and sell products for treatment of the eye based on the Company's patents and other technology. Bausch & Lomb agreed to fund the Company's costs related to the joint development of products for the treatment of diabetic macular edema, uveitis and age-related macular degeneration based on agreed-upon research and development plans and budgets, and pay the Company license and license maintenance fees and milestone payments. Based on the budget at December 31, 1999, these amounts totaled up to $35 million. Bausch & Lomb will also pay the Company royalties based on net sales of licensed products. Bausch & Lomb may terminate this agreement without cause upon 90 days' written notice. License fees and collaborative research and development revenue earned from Bausch & Lomb under this agreement, recognized on a retrospective percentage of completion basis, was $1,889,537, $1,148,052 and $3,282,612 for the fiscal year ended December 31, 1999, and for the nine months ended September 30, 1999 and 2000, respectively.

 Government Research Grants

   During 1997, 1998 and 1999, the Company received government research grants. Total grant proceeds were $240,266, $476,602, and $399,512 for the years ended December 31, 1997, 1998 and 1999 and $264,934 and $610,000 for the nine months ended September 30, 1999 and 2000, respectively. Amounts remaining available to the Company under approved grants as of September 30, 2000 totaled approximately $615,261.

12. Related Party

   The Company is a party to license and development agreements with Bausch & Lomb, a stockholder of the Company. The Company recognized total revenue from Bausch & Lomb of $1,108,742, $638,005 and $2,385,915 for the years ended December 31, 1997, 1998, 1999, and $1,512,054 and $3,565,653 for the nine months ended September 30, 1999 and 2000, respectively. The Company had accounts receivable due from Bausch & Lomb of $118,999 and $99,111 as of December 31, 1998 and 1999, and $96,000 as of September 30, 2000, respectively.

   In April 2000, the Company loaned $25,769 to an officer of the Company, collateralized by 1,500 shares of the Company's common stock. Interest accrues on the note at an annual rate of 8.0%. The principal amount, plus all unpaid interest, is payable on the earlier of April 30, 2002 or termination of employment. As of September 30, 2000, $25,769 is included in other assets on the balance sheet.

                         CONTROL DELIVERY SYSTEMS, INC.

        (Information of September 30, 2000 and for the nine months ended
                   September 30, 1999 and 2000 is unaudited)


13. Simplified Employee Pension Plan

   During 1997, the Company adopted a Salary Reduction Simplified Employee Pension Plan under Internal Revenue Code Section 408k for all employees with at least $3,000 in gross salaries. Participants may contribute up to a maximum of $6,000 of their gross salaries as annual compensation to the plan, subject to certain limitations. The Company matches employee contributions at a rate of 3% of their annual salary, up to a maximum of $6,000. Contributions to the Plan provided by the employees were $35,930, $42,000 and $50,335 for the years ended December 31, 1997, 1998 and 1999, and $35,811 and $57,674 for the nine months ended September 30, 1999 and 2000, respectively. Additionally, contributions to the Plan provided by the Company were $11,900, $22,952 and $29,801 for the years ended December 31, 1997, 1998 and 1999, respectively, and $20,146 and $25,642 for the nine months ended September 30, 1999 and 2000, respectively.

14. Subsequent Event

   Effective January 1, 2001, the Company amended its June 1999 license and development agreement with Bausch & Lomb. Pursuant to this amendment, the Company will assume responsibility for the manufacture and supply of all clinical trial materials for Phase III clinical trials of the Company's three proposed products for treatment of conditions of the eye and will assume primary responsibility for all product development. In exchange, Bausch & Lomb has agreed to pay the Company milestone payments and provide the use of a portion of the capital equipment necessary to manufacture the clinical trial materials.

   The amendment also provides Bausch & Lomb with the option to have the Company act as a contract manufacturer of commercialized products following the successful completion of the Phase III clinical trials.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Note Regarding Forward-Looking Statements................................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data .................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  27
Management...............................................................  40
Related Party Transactions...............................................  45
Principal Stockholders...................................................  46
Description of Capital Stock.............................................  48
Shares Eligible for Future Sale..........................................  51
Underwriting.............................................................  53
Validity of Common Stock.................................................  56
Experts..................................................................  56
Where You Can Find More Information About Us.............................  56
Index to Financial Statements............................................ F-1

  Until       , 2001, 25 days after the date of this prospectus, all dealers that effect transactions of these securities, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[LOGO]
[LOGO OF CDS APPEARS HERE]

       Shares

Common Stock


Deutsche Banc Alex. Brown

Banc of America Securities LLC

SG Cowen

Prospectus

      , 2001

-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.

   SEC registration fee...............................................  $22,700
   NASD filing fee....................................................    9,125
   Nasdaq National Market listing fee.................................      *
   Printing...........................................................      *
   Legal fees and expenses............................................      *
   Accounting fees and expenses.......................................      *
   Blue sky fees and expenses.........................................      *
   Transfer agent and registrar fees..................................      *
   Miscellaneous......................................................      *
                                                                        -------
     Total............................................................  $   *
                                                                        =======

--------
*  To be provided by amendment

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   As permitted by the Delaware General Corporation Law, the certificate of incorporation of the Registrant provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time the liability is determined. As permitted by the Delaware General Corporation Law, the certificate of incorporation of the Registrant also provides that the Registrant shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

   The Registrant is in the process of obtaining policies of insurance under which coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts, including claims relating to public securities matters and (b) to the Registrant with respect to payments which may be made by the Registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

   The Underwriting Agreement provides for the indemnification of officers and directors of the Registrant by the Underwriters against some types of liability.

Item 15.  Recent Sales of Unregistered Securities.

   We have sold and issued the following unregistered securities in the past three years:

   On June 9, 1999, we issued an option to purchase 50,000 shares of a series of our preferred stock which we have since eliminated to one investor in connection with a licensing and development agreement. This option was never exercised and has since been terminated.

   On the dates indicated below, we issued the indicated number of shares of common stock to one investor, for aggregate consideration of $1,250,000.

     Date of Issuance                                           Number of Shares
     ----------------                                           ----------------
     April 15, 1998............................................      40,800
     June 10, 1998.............................................      25,100
     September 10, 1998........................................      20,360
     December 10, 1998.........................................      15,570
     February 10, 1999.........................................      17,505

   On August 8, 2000, we issued 641,642 shares of Series A convertible preferred stock to 45 investors for aggregate consideration of $34,481,841.

   On August 8, 2000, we issued warrants to purchase 38,499 shares of our common stock at a purchase price of $53.74 per share to one investor in exchange for services.

   We have granted options to purchase an aggregate of 261,500 shares of common stock to a number of our employees. We have not received consideration from any grantee of any of our options. As of this date, options to purchase 7,500 shares have been exercised for an aggregate consideration of $60,000.

   On November 3, 2000, we made a deferred issuance of an aggregate of 31,200 shares of common stock to three consultants in exchange for services rendered. This deferred issuance will become effective January 1, 2001.

   We intended that the above issuances of our securities be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, we intended that the issuances of options to purchase our common stock be exempt from registration under the Securities Act in reliance upon Rule 701 and/or Section 4(2) promulgated under the Securities Act. The recipients of securities in each transaction described above represented to us their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution. We affixed appropriate legends to the share certificates, warrants and options issued in the transactions described above. We believe that all recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits. The following exhibits are filed as part of this registration statement:

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement.

  3.1*  Form of Amended and Restated Certificate of Incorporation of the
        Registrant.

  3.2*  Form of Amended and Restated By-laws of the Registrant.

  3.3*  Form of Specimen Certificate for Common Stock of the Registrant.

  4.1*  Warrant to Purchase Common Stock.

  5.1*  Opinion of Ropes & Gray.

 10.1   Registration Rights Agreement dated as of August 8, 2000 among the
        Registrant, the Investors (as defined therein) and the Stockholders (as defined therein).

 10.2   1997 Stock Option Plan.

 10.3   Lease, dated as of November 15, 1999, between the registrant and Rita
        A. Cannistraro, as Trustee of Metro Realty Trust.

 10.4+ License Agreement, dated as of October 20, 1991, by and between the University of Kentucky Research Foundation and the Registrant, including amendment.

 10.5+ License Agreement, dated as of October 31, 1995, by and between the University of Kentucky Research Foundation and the Registrant.

 10.6+ License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.7+ License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.8+ License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.9+ License Agreement, dated as of December 31, 1992, by and between the Registrant and Chiron Vision Corporation (f/k/a Chiron IntraOptics,
        Inc.), including amendments 1-4.

 10.10+ License Agreement, dated as of June 9, 1999, between the Registrant and
        Bausch & Lomb Incorporated.

 10.11+ Amendment to Exhibit 10.10, effective as of January 1, 2001.

 10.12 Preferred Stock Purchase Agreement, dated as of August 8, 2000, among the Registrant and the Investors (as defined therein).

 21.1   Subsidiaries of the Registrant.

 23.1   Consent of PricewaterhouseCoopers LLP.

 23.2*  Consent of Ropes & Gray (included in Exhibit 5.1).

 24.1   Power of Attorney (included on signature page).

 27.1   Financial Data Schedule.

--------
*  To be filed by amendment.
+ The Registrant requests confidential treatment for portions of this exhibit. An unredacted version of this exhibit has been filed separately with the Commission.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 15th of December, 2000.

                                          CONTROL DELIVERY SYSTEMS, INC.

                                          By:       /s/ Paul Ashton
                                             ----------------------------------
                                                        Paul Ashton
                                                  Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Paul Ashton, Thomas J. Smith or Michael D. Mays, or any of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 15, 2000.

               Signature                                      Title
               ---------                                      -----

            /s/ Paul Ashton             Chief Executive Officer, President, Secretary and
 ______________________________________  Director
              Paul Ashton

          /s/ Thomas J. Smith           Chairman of the Board of Directors
 ______________________________________
            Thomas J. Smith

          /s/ Michael D. Mays           Chief Financial Officer and Treasurer
 ______________________________________
            Michael D. Mays

           /s/ Alan L. Crane            Director
 ______________________________________
             Alan L. Crane

        /s/ Stephen C. McCluski         Director
 ______________________________________
          Stephen C. McCluski

          /s/ James L. Currie           Director
 ______________________________________
            James L. Currie

                                 EXHIBIT INDEX

 Number                               Description
 ------                               -----------
  1.1*  Form of Underwriting Agreement.

  3.1*  Form of Amended and Restated Certificate of Incorporation of the
        Registrant.

  3.2*  Form of Amended and Restated By-laws of the Registrant.

  3.3*  Form of Specimen Certificate for Common Stock of the Registrant.

  4.1*  Warrant to Purchase Common Stock.

  5.1*  Opinion of Ropes & Gray.

 10.1   Registration Rights Agreement dated as of August 8, 2000 among the
        Registrant, the Investors (as defined therein) and the Stockholders (as defined therein).

 10.2   1997 Stock Option Plan.

 10.3   Lease, dated as of November 15, 1999, between the registrant and Rita
        A. Cannistraro, as Trustee of Metro Realty Trust.

 10.4+ License Agreement, dated as of October 20, 1991, by and between the University of Kentucky Research Foundation and the Registrant, including amendment.

 10.5+ License Agreement, dated as of October 31, 1995, by and between the University of Kentucky Research Foundation and the Registrant.

 10.6+ License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.7+ License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.8+ License Agreement, dated as of September 9, 1997, by and between the University of Kentucky Research Foundation and the Registrant.

 10.9+ License Agreement, dated as of December 31, 1992, by and between the Registrant and Chiron Vision Corporation (f/k/a Chiron IntraOptics,
        Inc.), including amendments 1-4.

 10.10+ License Agreement, dated as of June 9, 1999, between the Registrant and
        Bausch & Lomb Incorporated.

 10.11+ Amendment to Exhibit 10.10, effective as of January 1, 2001.

 10.12 Preferred Stock Purchase Agreement, dated as of August 8, 2000, among the Registrant and the Investors (as defined therein).
 21.1   Subsidiaries of the Registrant.

 23.1   Consent of PricewaterhouseCoopers LLP.

 23.2*  Consent of Ropes & Gray (included in Exhibit 5.1).

 24.1   Power of Attorney (included on signature page).

 27.1   Financial Data Schedule.

--------
*  To be filed by amendment.
+ The Registrant requests confidential treatment for portions of this exhibit. An unredacted version of this exhibit has been filed separately with the Commission.